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CARPENTER TECHNOLOGY CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

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Letter to Stockholders Annual Meeting Invitation Notice of 2013 Annual Meeting And Proxy Statement 2013 Annual Report on Form 10-K

Carpenter Technology Corporation

Proxy Statement and
2013 Annual Report to Stockholders

September 13, 2013

Carpenter recorded solid financial results in fiscal year 2013 while continuing to invest in premium capacity that will fuel future growth.

Our focus on the top 1% of the specialty steel market, which has the greatest opportunities for differentiation, helped us to generate a 12% increase in net sales for the year and deliver the highest adjusted EBITDA in Carpenter’s history at $405.6 million.

Our operating income, excluding pension earnings, interest, and deferrals, increased by another $39.2 million or 17%, on top of the $93.8 million improvement recorded in fiscal year 2012 and the $83.1 million gain in fiscal year 2011. Net income attributable to Carpenter increased by 20.5% to $146.1 million. Basic and diluted earnings per share increased by 7.8% and 7.9%, respectively.

Fiscal year 2013 net sales, excluding surcharge revenue, increased from fiscal year 2012 results by 17.2% to $1.84 billion, driven by increased shipments of nickel-based alloy materials used in aerospace engines and other aerospace applications. Continued market penetration of nickel-based alloys used in completion equipment for the oil and gas market, along with the full year inclusion of Latrobe Specialty Metals in fiscal year 2013, added to the sales increase.  Latrobe was acquired in February 2012.

In addition, we demonstrated outstanding efforts to successfully integrate Latrobe. We have exceeded initial expectations for Latrobe, which is consistently recording a more profitable product mix, better melt yields, and improved scrap management.

In our Specialty Alloy Operations (SAO) segment, we experienced an unfavorable shift in product mix and increased manufacturing costs.  This resulted in lower segment operating income from fiscal year 2012 to fiscal year 2013.  At the same time, we were able to offset inflation on a variable cost-per-ton basis for the fourth consecutive year by expanding Lean Six Sigma training and implementation.

To enhance our position in the premium and ultra-premium specialty steel market, Carpenter took multiple strategic actions during fiscal year 2013. We continued our strong investments in developing and commercializing new differential materials. We also took steps to increase our ultra-premium and titanium capacity.

In our Performance Engineered Products (PEP) segment, we completed an expansion of our titanium wire and bar facility in Clearwater, FL, to increase our wire capacity and better meet the growing aerospace industry demand for titanium fasteners. We began construction on a new Amega West facility in San Antonio, TX, near the largest shale oil deposits in the United States.

We expect to complete our $518 million state-of-the-art Athens Operations facility in early calendar year 2014. Located in Athens, AL, the construction project is on schedule and on budget.  The lean facility will include remelting, forging, and associated finishing and testing capabilities and will support the Company’s long-term growth needs in the aerospace, energy, and industrial markets. When fully operational, we expect the Athens Operations facility will produce approximately 27,000 tons per year of ultra-premium alloys in 4” – 18” round bars. The facility is built around the world’s largest hydraulic radial press and operationally will include automated processes, quality systems, and lean flow.  In China, Carpenter is preparing to open a bar finishing facility that will have the capacity to process approximately 1,500 tons annually of small diameter bar.

We are well positioned for more good things ahead. Even as we have invested in our future, we have strengthened our capital liquidity structure. In the fourth quarter of fiscal year 2013 alone, we generated $61 million of positive free cash flow and expanded the Company’s revolving credit facility capacity from $350 million to $500 million.

Finally, in terms of Carpenter’s aligned team, we have made some significant moves this year. After he successfully integrated Latrobe, we expanded Andy Ziolkowski’s role. He is now responsible for the combined Latrobe and SAO commercial teams. Tony Thene joined us from Alcoa as our new CFO, and  Gary Heasley, previously with Steel Dynamics, Inc.,  joined Carpenter as our Senior Vice President – Performance Engineered Products.

Our commitment is to be the leader in the premium and ultra-premium, top 1% of the specialty steel market. We support this strategy with an aligned lean and capable organization with one of the most talented, experienced, and dedicated workforces in our industry. We are excited about our business, our markets, our strategy, and our future. Our goal has not changed: we are working together to become the most respected company in specialty metals.

As always, thank you for your ongoing support and continued investment in Carpenter.

Gregory A. Pratt	William A. Wulfsohn

Chairman, Board of Directors	President & Chief Executive Officer

Safe Harbor Statement

Please refer to the Safe Harbor Statement on page A-47 for information about factors that could cause future results to differ materially from forward-looking statements, expectations, and assumptions expressed or implied in this letter to stockholders or elsewhere in this publication.

September 13, 2013

To Our Stockholders:

It is our pleasure to invite you to attend the 2013 Annual Meeting of Stockholders of Carpenter Technology Corporation, to be held at 11:00 a.m. on Tuesday, October 15, 2013.  The meeting will be held at the Four Seasons Hotel, One Logan Square, Philadelphia, Pennsylvania 19103.

Business scheduled for the Annual Meeting includes:

•                  The election of four directors to three-year terms expiring in 2016;

•                  Approval of the appointment of PricewaterhouseCoopers LLP as Carpenter’s independent registered public accounting firm to perform its integrated audit for fiscal year 2014; and

•                  Approval of the compensation of the Company’s named executive officers, in an advisory vote.

Information concerning these matters is included in the enclosed Notice of Annual Meeting and Proxy Statement.  Also, at the meeting, I will respond to questions concerning Carpenter’s operations.

If you plan to attend the meeting in person, please visit the News and Events page of our website at www.cartech.com for directions to the Four Seasons Hotel, One Logan Square, Philadelphia, Pennsylvania 19103.  Please bring the admission ticket attached to your proxy card with you. If you are receiving this Proxy Statement by e-mail and wish to attend the meeting, you should print out the admission ticket attached to the e-mail.  If your shares are held in the name of a broker, bank, or other nominee, and you wish to attend the meeting, you should obtain a letter from your broker, bank, or other nominee indicating that you are the beneficial owner of a stated number of shares of Carpenter stock as of the record date, August 16, 2013.

If you do not plan to attend the meeting, you may vote over the Internet, by telephone, or by returning your proxy card. To ensure proper representation of your shares at the meeting, please follow the voting instructions beginning on page 2 of the Proxy Statement.  You may also mark your proxy card, then sign, date, and return it at your earliest convenience.

I look forward to seeing you at the meeting.

Sincerely,

William A. Wulfsohn

President and

Chief Executive Officer

i

(continued)

ii

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

on

October 15, 2013

CARPENTER TECHNOLOGY CORPORATION will hold its 2013 Annual Meeting of Stockholders at the Four Seasons Hotel, One Logan Square, Philadelphia, Pennsylvania 19103 on Tuesday, October 15, 2013 at 11:00 a.m.  We will vote on the following matters:

1.                                    The election of four directors to three-year terms expiring in 2016;

2.                                    Approval of the appointment of PricewaterhouseCoopers LLP as Carpenter’s independent registered public accounting firm to perform its integrated audit for fiscal year 2014;

3.                                    Approval of the compensation of the Company’s named executive officers, in an advisory vote; and

4.                                    Any other business that is properly presented at the meeting.

Only stockholders who were record owners of shares of common stock at the close of business on August 16, 2013, may vote at the meeting. A list of those stockholders will be available at the meeting and also during the ten days before the meeting at the office of the Corporate Secretary, 2 Meridian Boulevard, 3rd Floor, Wyomissing, Pennsylvania 19610.  The accompanying form proxy is solicited by the Board of Directors of the Company.

Regardless of the number of shares that you own, it is important that your shares be represented at the meeting. You are encouraged to take advantage of the easy and cost-effective Internet and telephone voting that Carpenter offers.  Please see page 2 of the Proxy Statement for Internet and telephone voting instructions.  You may also vote by completing and signing the proxy card and returning it in the enclosed postage pre-paid envelope as soon as possible.

You are cordially invited to attend the meeting.  If you plan to attend the meeting, please use the admission ticket attached to your proxy card or included in the e-mail by which you received this Proxy Statement or the letter you obtained from your broker.  Upon presentation of proper identification, you may attend the meeting without an admission ticket.

By Order of the Board of Directors,

James D. Dee
Secretary

iii

September 13, 2013

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 15, 2013

This Proxy Statement is furnished in connection with the solicitation of proxies for the Annual Meeting of Stockholders of Carpenter Technology Corporation, on October 15, 2013 (the “Annual Meeting”), and any postponements or adjournments.  The meeting will be held at the Four Seasons Hotel, One Logan Square, Philadelphia, Pennsylvania 19103 at 11:00 a.m.  Selected information from Carpenter’s 2013 Annual Report on Form 10-K, including financial statements, is being delivered along with this Proxy Statement, but is not incorporated as part of the Proxy Statement and is not to be considered part of the proxy solicitation material.  Carpenter Technology Corporation is referred to in this Proxy Statement as “Carpenter” or the “Company”.

This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders are being sent to stockholders on or about September 13, 2013.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING TO BE HELD ON OCTOBER 15, 2013

This Proxy Statement and our Annual Report to Stockholders for the fiscal year ended June 30, 2013 are available electronically at:  http://www.proxyvote.com.

GENERAL INFORMATION

Why Proxies are Solicited

Carpenter’s Board of Directors is soliciting proxies so that every stockholder will have an opportunity to vote during the Annual Meeting, whether or not the stockholder attends the Annual Meeting in person.  You are being asked to vote on three proposals:

•                  The election of four directors, I. Martin Inglis, Peter N. Stephans, Kathryn C. Turner and Stephen M. Ward, Jr., each to three-year terms, which will expire in 2016;

•                  Approval of the appointment of PricewaterhouseCoopers LLP as Carpenter’s independent registered public accounting firm to perform its integrated audit for fiscal year 2014; and

•                  Approval of the compensation of the Company’s named executive officers, in an advisory vote.

Cost of Solicitation

Carpenter will pay the cost of preparing, assembling, and delivering the Notice of Annual Meeting, Proxy Statement and proxy card.  Directors, officers, and regular employees of Carpenter may solicit proxies in person or by telephone without additional compensation.  Carpenter will reimburse brokerage houses and other nominees for their expenses in forwarding proxy materials to beneficial owners of Carpenter common stock.

Who Can Vote

Stockholders who were record owners of Carpenter common stock at the close of business on August 16, 2013, which is the record date for the Annual Meeting, may vote at the Annual Meeting. On August 16, 2013, there were 53,130,275 shares of Carpenter common stock issued and outstanding and entitled to vote.  Each share of common stock is entitled to one vote.

Each participant in the Savings Plan of Carpenter Technology Corporation, the Savings Plan of Carpenter Technology Corporation effective January 1, 2012, the Savings Plan of Amega West Services LLC, or the Latrobe Steel Company Voluntary Investment Program (collectively, the “Savings Plans”) may direct The Vanguard Group, Inc. (“Vanguard”), as trustee of the Savings Plans, how to vote the shares credited to the participant’s account.  Vanguard will vote the shares as directed and will treat any such directions it receives as confidential.  Vanguard will vote any blank proxies or any shares for which no direction is received in the same proportion or manner as the directed shares.  If no direction is received from any participant, the shares will be voted as recommended by the Board of Directors.  Directions must be received by Vanguard no later than Thursday, October 10, 2013.

How to Vote

You may vote in one of four ways:

Vote Over the Internet

•                 If your shares are held in the name of a broker, bank, or other nominee:  Vote your Carpenter shares over the Internet by accessing the website address given on the proxy card you received from such broker, bank, or other nominee.  You will need the control number that appears on your proxy card when you access the web page.

•                  If your shares are registered in your name:  Vote your Carpenter shares over the Internet by accessing the website www.proxyvote.com and following the on-screen instructions.  You will need the control number that appears on your proxy card when you access the web page.

Vote by Telephone (Touch-Tone Phone Only)

•                  If your shares are held in the name of a broker, bank, or other nominee:  Vote your Carpenter shares over the telephone by following the telephone voting instructions, if any, provided on the proxy card you received from such broker, bank, or other nominee.

•                  If your shares are registered in your name:  Vote your Carpenter shares over the telephone by accessing the telephone voting system toll-free at 1-800-690-6903 and following the telephone voting instructions.  The telephone instructions will lead you through the voting process.  You will need the control number that appears on your proxy card when you call.

Based on your Internet or telephone voting, the proxy holders will vote your shares according to your directions.

Vote by Ballot at the Meeting

You also may attend the Annual Meeting and vote by ballot that you will receive at the meeting.  Your admission ticket to the Annual Meeting is attached to your proxy card or in the e-mail by which you received your Proxy Statement.

Vote by Returning Your Proxy Card

You may vote by signing and returning your proxy card.  Stockholders of record receive the proxy materials, including a proxy card, from the Company whereas stockholders who beneficially own their shares through a bank or brokerage firm in “street name” will receive the proxy materials, together with a voting instruction form, from the bank or broker.  The proxy holders will vote your shares according to your directions.  If you sign and return your proxy card without specifying choices, your shares will be voted as recommended by the Board of Directors. If you are a stockholder of record, unless you tell us on the proxy card to vote differently, we plan to vote signed and returned proxies for the nominees for director; for the approval of the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm; and for the approval of the compensation of the Company’s named executive officers in an advisory vote.

Stockholders who hold their shares in street name should refer to “Broker Non-Votes and Abstentions” below for information concerning the voting of their shares on any matter for which they do not provide instructions to their bank or broker, either by returning a completed, dated and signed voting instruction form in the envelope provided, or by telephone or Internet as provided elsewhere herein.

If you wish to give a proxy to someone other than those designated on the proxy card, you may do so by crossing out the names of the designated proxies and inserting the name of another person. The person representing you should then present your signed proxy card at the meeting.

Broker Non-Votes and Abstentions

A broker non-vote occurs when banks or brokerage firms holding shares on behalf of a stockholder do not receive voting instructions from the beneficial owner of the shares by a specified date before the Annual Meeting and do not have discretionary authority to vote those undirected shares on specified matters under applicable stock exchange rules.  The uncontested election of directors and an advisory vote related to executive compensation are considered non-routine matters and discretionary voting on these matters is prohibited.  As a result, if you are a beneficial owner and hold your shares in street name, and do not give your broker or other nominee instructions on how to vote your shares with respect to the election of directors or the advisory vote on executive compensation, no votes will be cast on your behalf with respect to those proposals.  The ratification of auditors is still a discretionary matter, so your broker or nominee will be permitted to exercise discretionary authority to vote your shares with respect to the ratification of our selection of PwC as our independent registered public accounting firm even if you do not give your broker or other nominee instructions on how to vote your shares with respect to that proposal.  Shares with respect to which brokers do not have authority to vote may still be counted in determining whether a quorum is present.

Because the Company has a plurality voting standard for the election of directors, and the other proposals will be determined by a majority of the votes cast, broker non-votes will have no effect on the outcome of the vote on any of the proposals.

Abstentions as to any matter are counted in determining the presence of a quorum at the Annual Meeting, but are not included in the vote count for that matter, and will have no impact on the outcome of the approval of those matters.

Quorum and Required Votes

We need a quorum of stockholders to hold a valid annual meeting so that business may be conducted.  A quorum will be present if the holders of at least a majority of the outstanding shares entitled to vote either attend or are represented by proxy at the Annual Meeting.  Broker non-votes and votes withheld are counted as present for the purpose of establishing a quorum.  Carpenter’s By-Laws and Delaware law govern the vote needed to approve the proposals.  Assuming the presence of a quorum, directors are elected by a plurality of the total votes cast at the Annual Meeting and the appointment of the independent registered public accounting firm and the advisory votes on executive compensation, and any other actions properly presented at the Annual Meeting are approved by a majority of the total votes cast at the Annual Meeting.

If You Change Your Mind After Voting

You can revoke your proxy at any time before it is voted.  Proxies are voted at the Annual Meeting.  You can write to the Corporate Secretary, P.O. Box 14662, Reading, PA 19612-4662, stating that you wish to revoke your proxy and that you need another proxy card.  More simply, you can vote again, either over the Internet or by telephone.  Your last vote is the vote that will be counted.  If you attend the Annual Meeting, you may vote by ballot, which will cancel your previous proxy vote.

Stockholder Nominations to the Board of Directors

As described in its charter, the Corporate Governance Committee of the Board of Directors performs the functions of a nominating committee and is responsible for identifying and recommending qualified persons to become members of the Board of Directors.  The nominees for election to the Board of Directors listed in this Proxy Statement were nominated and recommended by the Corporate Governance Committee.

The Corporate Governance Committee will consider sound and meritorious nomination suggestions from stockholders and will review those nominations under the same criteria as other candidates identified by the Corporate Governance Committee.  Our Corporate Governance Guidelines provide that candidates are considered for nomination to the Board of Directors based upon various criteria, including their general training and experience in business, science, engineering, finance or administration, and their personal integrity and judgment.  In evaluating candidates to recommend to the Board of Directors, the Corporate Governance Committee considers whether a candidate enhances the diversity of the Board.  In its consideration of such diversity, the Corporate Governance Committee considers a number of characteristics including each candidate’s professional background and capabilities, knowledge of specific industries and geographic experience.  In Carpenter’s view, the foremost responsibility of a Carpenter director is to represent the interests of stockholders as a whole.  To accomplish this, Carpenter believes that directors must have time available to devote to board activities.  Accordingly, Carpenter seeks to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to Carpenter. Recent developments in corporate governance and financial reporting have resulted in an increased demand for highly qualified and productive public company directors.  Carpenter believes that there should be a majority of independent directors on its Board, and it is Carpenter’s policy to avoid the nomination of outside professionals, including lawyers, investment bankers, or accountants, whose firms provide services to Carpenter.

Under Carpenter’s By-Laws, in order to nominate a person for election at the 2014 Annual Meeting of Stockholders, you must provide written notice of your proposed nomination to the Corporate Secretary at Carpenter’s headquarters, P.O. Box 14662, Reading, PA 19612-4662, between July 17, 2014 and August 15, 2014.  Your notice to the Corporate Secretary should contain your name, address, and number of shares of Carpenter stock you own, in addition to the following information:

•                                          For each person you propose to nominate for election as a director, specify:

(i)                                     name, age, business address, and residence address;

(ii)                                  principal occupation or employment;

(iii)                               number of shares of Carpenter stock beneficially owned by the person; and

(iv)                              any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Schedule 14A under the proxy rules of the Securities and Exchange Commission (the “SEC”).

•                                         A signed statement from the person recommended for nomination indicating that he or she consents to be considered as a nominee and will serve as a director if elected.

Carpenter may require any proposed nominee to furnish other information reasonably necessary to determine the person’s eligibility to serve as a director.  Only individuals nominated in accordance with Carpenter’s By-Laws and applicable Delaware law are eligible for election as a director.

2014 Stockholder Proposals

If you wish to include a proposal in the Proxy Statement for the 2014 Annual Meeting of Stockholders, your written proposal must be received by Carpenter no later than May 16, 2014.  The proposal should be mailed by certified mail, return receipt requested, and must comply in all respects with applicable rules and regulations of the SEC, the laws of the State of Delaware, and Carpenter’s By-Laws. Stockholder proposals may be mailed to the Corporate Secretary, Carpenter Technology Corporation, P.O. Box 14662, Reading, PA 19612-4662.

Under Carpenter’s By-Laws, stockholder proposals that are not included in the proxy materials may be presented at the 2014 Annual Meeting of Stockholders only if they meet the above requirements and the Corporate Secretary is notified in writing of the proposals between July 17, 2014 and August 15, 2014.  For each matter that you wish to bring before the meeting, provide the following information:

(i)                                     a brief description of the matter and the reason for bringing it to the meeting;

(ii)                                  your name and record address;

(iii)                               the number of shares of Carpenter stock that you own; and

(iv)                              any material interest (such as financial or personal interest) that you have in the matter.

SECURITY OWNERSHIP OF CERTAIN PERSONS

Principal Beneficial Owners

Listed below are the only individuals and entities known by Carpenter to own more than 5% of the outstanding common stock of the Company as of the record date of August 16, 2013 (assuming that their holdings have not changed from such other date as may be shown below):

	Amount and Nature of Beneficial	Percent
Name and Address of Beneficial Owner	Ownership	of Class(1)
Neuberger Berman Management, LLC	5,630,446(2)	10.60%
New York, NY

Fidelity Management & Research Company	3,698,375(3)	6.96%
Boston, MA

Goldman Sachs Asset Management, L.P.	2,980,968(4)	5.61%
New York, NY

The Vanguard Group, Inc.	2,702,074(5)	5.10%
Malvern, PA

(1)                                 The percentages are calculated on the basis of shares of common stock outstanding as of August 16, 2013.

(2)                                 This information was based upon the Neuberger Berman Management, LLC (“Neuberger”) Section 13 filing reflecting shares owned as of June 30, 2013.  Neuberger is an investment advisor registered under the Investment Advisors Act of 1940, as amended.  It furnishes investment advice to investment companies and serves as investment manager to certain other investment vehicles, including commingled group trusts.  In its role as investment advisor and investment manager, Neuberger possesses sole voting power and investment power over all of these shares of Carpenter stock.  The investment companies and investment vehicles own all these shares of Carpenter stock.  Neuberger disclaims beneficial ownership of these shares.

(3)                                 This information was based upon the Fidelity Management & Research Company (“Fidelity”) Section 13 filing reflecting shares owned as of June 30, 2013.  Fidelity is an investment advisor registered under the Investment Advisors Act of 1940, as amended.  It furnishes investment advice to investment companies and serves as investment manager to certain other investment vehicles, including commingled group trusts.  In its role as investment advisor and investment manager, Fidelity possesses sole voting power and investment power over all of these shares of Carpenter stock.  The investment companies and investment vehicles own all these shares of Carpenter stock.  Fidelity disclaims beneficial ownership of these shares.

(4)                                 This information was based upon the Goldman Sachs Asset Management, L.P. (“Goldman”) Section 13 filing reflecting shares owned as of June 30, 2013.  Goldman is an investment advisor registered under the Investment Advisors Act of 1940, as amended.  It furnishes investment advice to investment companies and serves as investment manager to certain other investment vehicles, including commingled group trusts.  In its role as investment advisor and investment manager, Goldman possesses sole voting power and investment power over all of these shares of Carpenter stock.  The investment companies and investment vehicles own all these shares of Carpenter stock.  Goldman disclaims beneficial ownership of these shares.

(5)                                 This information was based upon the Vanguard Group, Inc. (“Vanguard”) Section 13 filing reflecting shares owned as of June 30, 2013.  Vanguard is an investment advisor registered under the Investment Advisors Act of 1940, as amended.  It furnishes investment advice to investment companies and serves as investment manager to certain other investment vehicles, including commingled group trusts.  In its role as investment advisor and investment manager, Vanguard possesses sole voting power and investment power over all of these shares of Carpenter stock.  The investment companies and investment vehicles own all these shares of Carpenter stock. Vanguard disclaims beneficial ownership of these shares.

DIRECTORS, NOMINEES AND MANAGEMENT

The following table shows the ownership of Carpenter common stock as of August 16, 2013, by each director or nominee, by any person acting as Carpenter’s Chief Executive Officer during fiscal year 2013, any person acting as Carpenter’s Chief Financial Officer during fiscal year 2013, the other executive officers during fiscal year 2013 who are considered to be named executive officers under applicable SEC regulations (collectively, the “Named Executive Officers”), and Carpenter’s directors and executive officers as a group.  Except as noted below, the directors and executive officers have sole voting and investment power over their respective shares of common stock.

Name	Number of Shares Beneficially Owned(1)	Employee Restricted Stock Units(2)	Director Stock Units(3)	Shares and Units Beneficially Owned(1)	Percentage of Outstanding Shares(4)(5)

Anderson, Jr., C. G.	62,203(6)	0	34,717	96,920(6)	0.1%
Anderson, P. M.	21,243	0	15,187	36,430	0.0%
Hicks, T. O.	672,042(6)(7)	0	2,765	674,807(6)(7)	1.3%
Inglis, I. M.	28,743(6)	0	23,020	51,763(6)	0.1%
Karol, S. E.	929,899(6)(8)	0	2,765	932,664(6)(8)	1.8%
McMaster, R. R.	22,343	0	16,742	39,085	0.0%
Pratt, G. A.	149,674	2,100	35,775	187,549	0.3%
Stephans, P. N.	121,177(9)	0	21,943	143,120(9)	0.2%
Turner, K. C.	26,264	0	36,086	62,350	0.0%
Wadsworth, J.	25,343	0	16,756	42,099	0.0%
Ward, Jr., S. M.	28,213(6)	0	31,823	60,036(6)	0.1%
Wulfsohn, W. A.	182,350	55,338	6,844	244,532	0.3%
Guglani, S.	24,726(6)	4,134	n/a	28,860(6)	0.0%
Kamon, M. S.	63,504	0	n/a	63,504	0.1%
Ralph, K. D.	142,647	3,969	n/a	146,616	0.3%
Strobel, D. L.	50,065(10)	6,693	n/a	56,758(10)	0.1%
Thene, T. R.	0	6,689	n/a	6,689	0.0%
Ziolkowski, A. T.	39,822(10)	9,399	n/a	49,221(10)	0.1%

All directors and executive officers as a group (18 persons)	2,590,258(6)(7)(8)(9)(10)	88,322	244,423	2,923,003(6)(7)(8)(9)(10)	4.8%

(1)                                 The amounts include the following shares of common stock that the individuals have the right to acquire by exercising outstanding stock options within 60 days after August 16, 2013:

C. G. Anderson, Jr.	21,143	G. A. Pratt	145,061	S. Guglani	4,031
P. M. Anderson	21,143	P. N. Stephans	10,785	M. S. Kamon	42,852
T. O. Hicks	5,397	K. C. Turner	21,143	K. D. Ralph	69,074
I. M. Inglis	28,143	J. Wadsworth	25,143	D. L. Strobel	24,149
S. E. Karol	5,397	S. M. Ward, Jr.	21,143	T. R. Thene	0
R. R. McMaster	21,143	W. A. Wulfsohn	76,689	A. T. Ziolkowski	10,851

All directors and executive officers as a group (18 persons)     553,287

(2)                                 These stock units convert to an equivalent number of shares of common stock when they become vested as per the terms of the relative agreement(s) and the plan.  The stock unit values are equivalent to Carpenter’s common stock values, but the units have no voting rights.

(3)                                 These stock units convert to an equivalent number of shares of common stock upon the director’s termination of service as allowed under the plan.  The stock unit values are equivalent to Carpenter’s common stock values, but the units have no voting rights.

(4)                                 Ownership is rounded to the nearest 0.1% and is less than 0.1% except where stated.

(5)                                 The percentages are calculated on the basis of the number of shares of common stock outstanding plus the number of shares of common stock that would be outstanding if the individual’s options were exercised, but does not include any shares issuable upon the conversion of stock units.

(6)                                 Voting and investment power is shared with respect to the following shares of common stock:

C. G. Anderson, Jr.	41,060
S. Guglani	18,860
T. O. Hicks	666,645
I. M. Inglis	400
S. E. Karol	716,705
S. M. Ward, Jr.	7,070

(7)                                 The shares are held by affiliates of Mr. Hicks.

(8)                                 The amount includes shares held by the following institutions, of which Mr. Karol is an affiliate.

SEK Limited	333,501
HMK Enterprises, Inc.	96,635
Watermill-Toolrock Enterprises LLC	170,657
Watermill-Toolrock Partners LP	76,351
Watermill-Toolrock Partners II LP	29,562

(9)                                 The amounts include the following shares held in trusts in the name of family members and for which the director disclaims beneficial ownership:

Joan R. Stephans Revocable Trust	38,296
Elizabeth L. Stephans 1989 Trust	10,005
Katherine R. Stephans 1989 Trust	10,005

(10)                          The amounts include the following shares of common stock held in the Savings Plans:

D. L. Strobel	3,771
A. T. Ziolkowski	6,550

All executive officers as a group	10,321

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Carpenter’s Board of Directors consists of twelve directors serving in three classes.  Each class of directors serves for a period of three years.   The term of office of one class of directors expires each year at the Annual Meeting.

I. Martin Inglis, Peter N. Stephans, Kathryn C. Turner and Stephen M. Ward, Jr. have been nominated for election at the 2013 Annual Meeting of Stockholders.  If elected, their terms will expire at the 2016 Annual Meeting.  The biographical summaries and summary of qualifications of the nominees and the remaining eight directors whose terms are continuing appear below. Unless otherwise directed by the stockholders, the shares represented by the proxies will be voted for the four nominees. Each nominee has consented to being nominated as a director and is expected to serve as a director if elected.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF MESSRS. INGLIS, STEPHANS AND WARD, JR. AND FOR MS. TURNER.

Nominees--Terms to Expire 2016

I. MARTIN INGLIS, age 62, has been a director of Carpenter since 2003 and is the Chair of the Audit/Finance Committee and is a member of the Operations Committee.  Mr. Inglis joined Battelle in 2004 and serves as Executive Vice President and Chief Operating Officer of Battelle, a research and development enterprise headquartered in Columbus, Ohio.  Through July 2013, he also served as Chief Financial Officer.  Previously, he had retired as Group Vice President, Business Strategy for Ford Motor Company, a manufacturer of motor vehicles.  He joined Ford of Europe in London in 1971 and held various finance and operations positions in international and domestic markets during his career at Ford, where he was named head, Global Products and Business Strategy and elected a corporate Vice President in 1996; President, Ford South America in 1999; head, Ford North America in 2000; Chief Financial Officer in 2001; and Group Vice President, Business Strategy in 2002.  Mr. Inglis also serves on the Advisory Board of three venture funds (Fletcher Spaght, Reservoir Ventures, and Battelle Ventures).  Mr. Inglis is active in local charities and serves as the Chairman of the Columbus Symphony Orchestra.  He holds a bachelor’s degree in business economics from Strathclyde University, Glasgow, Scotland.

The Board believes that Mr. Inglis’ qualifications include, among other things, his extensive financial expertise and background as a Chief Financial Officer in both the public and private sectors.  Additionally, Mr. Inglis’ substantial operational and labor relations experience and broad international knowledge enable him to provide valuable perspective to support Carpenter’s growth strategies.

PETER N. STEPHANS, age 70, has been a director of Carpenter since 2003 and is a member of the Audit/Finance and Operations Committees.  Mr. Stephans has been Chairman and Chief Executive Officer of Trigon Holding, Inc., parent company for its subsidiary that manufactures forged and machined components for aerospace and medical applications, and its subsidiary that designs, develops and markets orthopedic implants since 1997.  Prior to Trigon, Mr. Stephans served as President and Chief Operating Officer of Dynamet Incorporated, a privately-held titanium processor that Carpenter purchased in 1997.  At Dynamet, he was appointed Vice President and Technical Director in October 1972 and Executive Vice President in October 1982.  He began his career at IBM Corporation, ultimately serving as Manufacturing Manager for one of the company’s divisions in New York.  Mr. Stephans holds a bachelor’s and master’s degree in electrical engineering from the South Dakota School of Mines and Technology.

The Board believes that Mr. Stephans’ qualifications include, among other things, his leadership and extensive operational and international management experience.  As a former President of Dynamet, Inc. (a subsidiary of Carpenter), Mr. Stephans has valuable institutional knowledge of Carpenter’s titanium operations.  He also has deep experience in the medical and aerospace components markets (primary markets of focus for Carpenter) as the Chairman and Chief Executive Officer of Trigon.

KATHRYN C. TURNER, age 66, has been a director of Carpenter since 1994, and is Chair of the Human Resources Committee and a member of the Corporate Governance and Science and Technology Committees.  Ms. Turner is Chairperson, Chief Executive Officer and President of Standard Technology, Inc.  Ms. Turner founded Standard Technology, Inc., a management and technology solutions firm with a focus in the healthcare sector in 1985.  Standard Technology, Inc. is headquartered in Bethesda, Maryland.  Ms. Turner has also served on the Board of Directors of ConocoPhillips, Schering-Plough, The Tribune Corporation and COMSAT.  She currently serves on the Capital Area chapter board of the National Association of Corporate Directors as well as on the Advisory Board of the Smithsonian Institute Libraries.  She has served on the President’s Export Council, the ExIm Bank Advisory Committee, the Commission on the Future of Worker-Management Relations, and the Defense Policy Advisory Committee on Trade.

The Board believes that Ms. Turner’s qualifications include, among other things, her expansive board leadership expertise and Chief Executive Officer experience which enables Ms. Turner to provide a wide range of perspectives on governance and management issues.  Ms. Turner’s knowledge of the defense aerospace industry, one of Carpenter’s markets, renders her well-suited for addressing strategy matters.

STEPHEN M. WARD, JR., age 57, has been a director of Carpenter since 2001, and is Chair of the Corporate Governance Committee and a member of the Human Resources and Science and Technology Committees.  Mr. Ward is the retired President and Chief Executive Officer of Lenovo Corporation, the international PC company formed by the acquisition of IBM’s PC business by Lenovo of China.  Prior to joining Lenovo, he was senior vice president and general manager of IBM’s Personal Systems Group, responsible for the Personal Computing Division, the Retail Store Solutions Division and the Printing Systems Division.  In his 26-year career with IBM, Mr. Ward also served as IBM’s chief information officer and Vice President, Business Transformation, directing business process and information technology investments.  Mr. Ward was also general manager of IBM’s Global Industrial Sector, responsible for the marketing, sales, and service of IBM e-business solutions.  In the mid-1990’s, he served as Vice President, Information Technology and was later named General Manager, IBM ThinkPad, in the IBM Personal Computer Company.  He first joined IBM in Tucson, Arizona as an engineer in the Storage Products Division.  He held various management positions in manufacturing, production control and project development for disk drive, tape and optical storage projects and software development, and was also an assistant to the IBM chairman at company headquarters in Armonk, New York.  He holds a B.S. degree in mechanical engineering from California Polytechnic State University at San Luis Obispo.  Mr. Ward is also a co-founder and member of the Board of Directors of E2open, a maker of enterprise software which is a public company listed on the NASDAQ, where he serves as Chair of the HR/Compensation Committee; and is a member of the Executive, Governance and Audit Committees, and co-founder, board member, Chair of the Compensation Committee and member of the Executive Committee of C3, a company that develops and sells software to manage energy and monitor, mitigate and monetize carbon dioxide and greenhouse gasses.  In addition, until its sale in 2009, Mr. Ward was an investor and Board member of E-Ink Corporation, a maker of electronic paper displays.

The Board believes that Mr. Ward’s qualifications include, among other things, his broad executive experience and focus on innovation which enable him to share with the Board valuable perspectives on a variety of issues relating to management, strategic planning, tactical capital investments, and international growth.

Incumbent Directors to Continue in Office

These are the other directors whose terms continue after the Annual Meeting, as indicated:

Terms to Expire 2014

THOMAS O. HICKS, age 67, has been a director of Carpenter since February 2012, and is a member of the Audit/Finance Committee and the Science and Technology Committee.  Mr. Hicks has over 38 years’ experience in the private equity industry which has provided him with exposure to a wide variety of businesses and industries in his career.  Since 2005, Mr. Hicks has served as the chairman of Hicks Holdings LLC, a holding company for real estate, private equity and sports investments of Mr. Hicks and his family.  Mr. Hicks and his affiliates are also, directly or indirectly, the controlling stockholders of DirecPath, LLC, a company that provides bundled DIRECTV programming, broadband voice and data services, security and other locally based services to multiple dwelling units across the United States; Ocular LCD, Inc., a designer, manufacturer and marketer of high-performance liquid crystal displays, modules and systems; Directional Rentals Holdings, Inc., an oilfield service provider focused on downhole rental tools; and Grupo Pilar, an animal and pet food company in Argentina.  Mr. Hicks co-founded Hicks, Muse, Tate & Furst, a nationally prominent private equity firm in the United States that specialized in leveraged acquisitions, and served as its chairman from 1989 through 2004.  Mr. Hicks also co-founded and served as co-chief executive officer of the leveraged buy-out firm Hicks & Haas from 1984 until 1989.  From 2006 through February 2012, Mr. Hicks served as a director of Latrobe Specialty Metals, Inc., a manufacturer and distributor of high performance materials (“Latrobe”), which was partially owned by Hicks Holdings during this time period and acquired by Carpenter in February 2012.  Mr. Hicks currently serves as a director of DirecPath, LLC, Ocular LCD, Inc. and Directional Rentals Holdings, Inc.   Mr. Hicks also currently serves as chairman, president and chief executive officer of HEP Partners LLC, an entity registered as an investment adviser under the Investment Advisers Act of 1940.  Mr. Hicks received a Masters of Business Administration degree from the University of Southern California in 1970 and a Bachelor of Business Administration degree from the University of Texas in 1968.

The Board believes that Mr. Hicks’ qualifications include, among other things, his leadership and extensive business expertise with both private and public companies, which enable him to provide valuable insights to the Board.  In addition, Mr. Hicks’ experience as a director of Latrobe (which is now a wholly-owned subsidiary of Carpenter), enhances his contributions to the Board, particularly with respect to his industry knowledge and expertise.

STEVEN E. KAROL, age 59, has been a director of Carpenter since February 2012.  He is a member of the Human Resources, Corporate Governance and Operations Committees.  Mr. Karol is Managing Partner and founder of Watermill Group, a private investment firm.  Additionally, Mr. Karol is Chairman of the Board and CEO of HMK Enterprises, Inc., a privately held investment company specializing in strategic and operational management.  Mr. Karol is currently a member of the Board of Advisors of J. Walter Company.  From 2006 through February 2012, Mr. Karol served as a director of Latrobe, which was partially owned by the Watermill Group during this time period and acquired by Carpenter in February 2012.  He has also served as Chairman of the Board at Mooney Aircraft Company, Director and Chairman of the audit committee at StockerYale, and as a Director for Jeepers! Inc., Intelligent Energy Limited, and Inter-Tel Corp.  Mr. Karol is currently a member of World President’s Organization (“WPO”) and has served as a member of the leadership team for the Young Presidents Organization (“YPO”).  While with YPO, Mr. Karol served on the International Board of Directors (1991- 2001), Chairman of Strategic Planning (1993 – 1996), and as International President (1999 - 2001).  He is Chairman of the Board of Advisors for the School of Engineering of Tufts University and recent recipient of the 2009 Tufts Distinguished Service Award.  He is also Past Chairman of the Board of Trustees of Vermont Academy, and a Director Emeritus at the Brain Tumor Society.  In addition, he is a co-founder and President of the Herbert M. Karol Cancer Foundation.  He formerly served as a member of the Board of Overseers of the Boston Symphony Orchestra and as a Trustee and member of the Executive Committee of the Boston Ballet.

The Board believes that Mr. Karol’s qualifications include, among other things, his extensive business experience and experience as a CEO and Chairman of the Board, which enable him to contribute to the Board’s operational and growth initiatives.  In addition, Mr. Karol’s experience as a director of Latrobe (which is now a wholly-owned subsidiary of Carpenter), enhances his contributions to the Board, particularly with respect to his industry knowledge and expertise.

ROBERT R. McMASTER, age 65, has been a director of Carpenter since 2007 and is a member of Carpenter’s Audit/Finance Committee and Operations Committee.  Mr. McMaster held various positions at KPMG, LLP, an international audit, advisory and tax services firm, from May 1970 to June 1997, including Ohio Valley Area Managing Partner.  He served from 1992 to 1997 as a member of KPMG’s Management Committee.  From June 1997 to February 2005, Mr. McMaster was chairman and chief executive officer of Westward Communications and President and Chief Executive Officer of its successor company, ASP Westward Holdings, publishers of community newspapers in Texas, Arkansas, and Colorado.  He is also a director of Sally Beauty Holdings Inc., where he serves as Lead Director and chairman, Audit Committee, a public company listed on the NYSE.  Additionally, from September 2008 through May 2013, Mr. McMaster served as Senior Financial Advisor to the Chairman of Worthington Industries, a diversified metal processing company.  He also is a former board member of American Eagle Outfitters, Inc. and Dominion Homes Inc.  He is active in a wide variety of community affairs organizations in the Columbus, Ohio region.  He received his B.S. magna cum laude in accounting from Miami University, Oxford, Ohio in 1970, and is the recipient of the Haskins & Sells Foundation Award for excellence in accounting.

The Board believes that Mr. McMaster’s qualifications include, among other things, his extensive accounting and financial expertise and background as managing partner at a large international firm providing audit, tax and advisory services.

GREGORY A. PRATT, age 64, has been a director of Carpenter since 2002, is the Chairman of the Board of Directors of the Company and served as interim President and Chief Executive Officer of Carpenter in fiscal year 2010. He is a member of the Human Resources, Corporate Governance and Operations Committees.  Mr. Pratt is former Vice Chairman and a director of OAO Technology Solutions, Inc. (“OAOT”), an information technology and professional services company.  He joined OAOT in 1998 as President and Chief Executive Officer after OAOT acquired Enterprise Technology Group, Inc., a software engineering firm founded by Mr. Pratt.  Mr. Pratt served as President and Chief Operations Officer of Intelligent Electronics, Inc. from 1991 through 1996, and was co-founder, and served variously as Chief Financial Officer and President of Atari (US) Corporation from 1984 through 1991.  He served as a director and audit committee chairman of AmeriGas Propane, Inc., a public company listed on the NYSE until April 2013. Mr. Pratt is also a National Association of Corporate Directors Board (“NACD”) Leadership Fellow.  He has demonstrated his commitment to boardroom excellence by completing NACD’s comprehensive program of study for experienced corporate directors - a rigorous suite of courses spanning leading practices for boards and committees.  He supplements his skill sets through ongoing engagement with the director community and access to leading practices.

The Board believes that Mr. Pratt’s qualifications include, among other things, his extensive financial expertise, his leadership skills and significant operational and international management experience as a President of a large public company, all of which contribute to Mr. Pratt’s valuable perspective that he brings to our Board of Directors.

Terms to Expire 2015

CARL G. ANDERSON, JR., age 68, has been a director of Carpenter since 2003 and is a member of the Audit/Finance Committee and Chair of the Operations Committee.  Mr. Anderson is the former Chairman of the Board, President and Chief Executive Officer of Arrow International, Inc., a leading manufacturer of medical devices where he was employed from 2002 to 2007.  He previously served as Vice-Chairman of the Board of Directors and General Manager of Arrow’s Critical Care Business.  From 1997 to 2002, he was President and Chief Executive Officer of ABC School Supply Inc., a manufacturer and marketer of educational products.  Prior to joining ABC School Supply in May 1997, Mr. Anderson served as Vice President — General Manager of the Retail Consumer Products Division of James River Corporation from 1994 to 1997 and as Vice President of Marketing from May 1992 to August 1994.  He was Vice President and General Manager at Nestle Foods Corporation from 1984 to 1992 and a marketing executive at Procter & Gamble from 1972 to 1984.  Mr. Anderson served as a director of Arrow International, Inc., a director of IWT Tesoro until December 2007, and as a trustee of Lafayette College and Alvernia College.  He is a general partner of Cannondale Partners, LLC, a private equity firm located in Reading, Pennsylvania.

The Board believes that Mr. Anderson’s qualifications include, among other things, his experience as a former Chief Executive Officer of two companies including a company within the medical device industry, a key market focus for Carpenter.  In addition, Mr. Anderson’s insights reflect his significant international business expertise, and extensive experience in the financial and manufacturing operations areas of business.

DR. PHILIP M. ANDERSON, age 65, has been a director of Carpenter since 2007 and is a member of Carpenter’s Human Resources, Corporate Governance and Science and Technology Committees.  Dr. Anderson is a professor of physics at Ramapo College of New Jersey, where he has taught since 1990.  He holds more than 100 foreign and 37 U.S. patents, and was named Inventor of the Year by the New Jersey Inventor’s Hall of Fame in 2001.  He also is a respected consultant on technical and intellectual property on new technology and product development for Fortune 100 companies, with particular emphasis on security systems, medical devices, sensors, magnetics, acoustics and materials.  Prior to teaching, he was founder, President and Chief Executive Officer of Identitech Corp., 1986-1988; and new venture manager and senior research physicist at Allied Corp. (now Honeywell Corp.) from 1979-1986.  Dr. Anderson received his B.S. in physics in 1970 from Widener University, M.S. degrees in both physics and electrical engineering from Drexel University in June 1977, and a Ph.D. in physics from Drexel in 1979.  He served as a pilot in the U.S. Air Force and Air National Guard from 1970-1975.

The Board believes that Dr. Anderson’s qualifications include, among other things, new product development and his strong background in the intellectual property area of the metals industry as an inventor, teacher and entrepreneur.  In addition, Dr. Anderson’s experience as a Chief Executive Officer contributes to his valuable perspective on our Board.

DR. JEFFREY WADSWORTH, age 63, has been a director of Carpenter since 2006 and is a member of Carpenter’s Corporate Governance and Human Resources Committees and the Chair of the Science and Technology Committee.  Dr. Wadsworth has been President and Chief Executive Officer of Battelle, a research and development enterprise headquartered in Columbus, Ohio (“Battelle”) since January 2009.  He formerly was Executive Vice President, Global Laboratory Operations at Battelle, Director of Oak Ridge National Laboratory and Chief Executive Officer and President of UT-Battelle LLC and Senior Vice President for U.S. Department of Energy Science Programs at Battelle.  Previously, he was director of Homeland Security Programs at Battelle and part of the White House Transition Planning Office for the newly formed U.S. Department of Homeland Security.  From 1992 to 2002, Dr. Wadsworth was at the Lawrence Livermore National Laboratory in Livermore, California, where from 1995 he was Deputy Director for Science and Technology.  Prior to that, he was with Lockheed Missiles and Space Company, Research and Development Division.  He was elected to the National Academy of Engineering in 2005 and has been elected Fellow of several technical societies.  Dr. Wadsworth holds a bachelor’s degree in metallurgy, Ph.D., D.Met and D.Eng. degrees from Sheffield University, England.

The Board believes that Dr. Wadsworth’s qualifications include, among other things, his strong background in the Company’s precise area of focus — metallurgy.  Additionally, Dr. Wadsworth’s significant leadership experience in the research and development arena enriches his contributions to the Board, particularly with respect to innovation and strategy matters.

WILLIAM A. WULFSOHN, age 51, has been a director of Carpenter since April 2009 and is a member of Carpenter’s Science and Technology Committee.  Commencing July 1, 2010, Mr. Wulfsohn began serving as Carpenter’s President and Chief Executive Officer.  Previously, Mr. Wulfsohn was Senior Vice President, Industrial Coatings, of PPG Industries, responsible for automotive original-equipment, industrial and packaging coatings as well as Asia/Pacific.  He joined PPG as Vice President, Coatings, and Managing Director, PPG Europe, in 2003, and he was appointed Senior Vice President, Coatings, in 2005.  Prior to joining PPG, Mr. Wulfsohn worked for Morton International in Chicago as Vice President and General Manager, Automotive Coatings; for Rohm & Haas in Chicago as Vice President, Automotive Coatings Business Director; and for Honeywell in Richmond, Virginia, as Vice President and General Manager, Nylon System.  He also worked as an Associate with McKinsey & Company.  Mr. Wulfsohn earned a chemical engineering degree from the University of Michigan and received a Master of Business Administration degree from Harvard University.  He serves as a member of the Board of Directors of PolyOne Corporation, a public company listed on the New York Stock Exchange (“NYSE”). Prior to accepting the position as Carpenter’s President and Chief Executive Officer in Reading, Pennsylvania, he was a board member of the Pittsburgh Symphony Orchestra and Greater Pittsburgh Community Food Bank.

The Board believes that Mr. Wulfsohn’s qualifications include, among other things, his deep and varied leadership experience in innovative technology and best-in-class business operations.  Additionally, Mr. Wulfsohn’s success at driving international growth at an advanced materials manufacturing company provides valuable strategic focus for his contributions to the Board.

CORPORATE GOVERNANCE

In accordance with the General Corporation Law of the State of Delaware and Carpenter’s Certificate of Incorporation and By-Laws, Carpenter’s business, property and affairs are managed under the direction of its Board of Directors (sometimes referred to simply as the “Board”).  While Carpenter’s non-employee directors are not involved in day-to-day operating details, they are kept informed of Carpenter’s business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by Carpenter’s officers during meetings of the Board of Directors and its committees.

Meetings of the Board

The Board of Directors held nine meetings during fiscal year 2013.  In addition, there were 33 committee meetings.  Carpenter’s policy is to require attendance and active participation by directors at Board and committee meetings. The average attendance for Carpenter’s directors at these meetings was over 93%.  Each director attended at least 75% of the total number of meetings of the Board and the committees on which the director served during fiscal year 2013.  Directors are encouraged to attend the Annual Meeting and all of Carpenter’s directors attended the Annual Meeting of Stockholders held on October 8, 2012 (the “2012 Annual Meeting”).

Board Independence and Leadership Structure

With the exception of Mr. Wulfsohn, the Company’s President and Chief Executive Officer, all members of the Board of Directors qualify as independent directors (“Independent Directors”) under the applicable requirements of the SEC and NYSE.  Board committees also reflect applicable requirements for certain of their members to qualify as Independent Directors.

In determining independence, each year the Board affirmatively determines, among other things, whether directors have a “material relationship” with Carpenter.  When assessing the “materiality” of a director’s relationship with Carpenter, the Board considers all relevant facts and circumstances, including a consideration of the persons or organizations with which the director has an affiliation.  Where an affiliation involves the delivery of services to or by Carpenter, the Board considers the frequency or regularity of the provision of services, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to Carpenter as those prevailing at the time from unrelated parties for comparable transactions.  With respect to Audit/Finance Committee members, the Board must affirmatively determine that such directors, in addition to the general independence requirements described above, satisfy certain financial education requirements and do not, among other things, accept any consulting, advisory, or other compensatory fee from Carpenter.

The Board has determined that the following directors are Independent Directors:  Carl G. Anderson, Jr., Philip M. Anderson, Thomas O. Hicks, I. Martin Inglis, Steven E. Karol, Robert R. McMaster, Gregory A. Pratt, Peter N. Stephans, Kathryn C. Turner, Jeffrey Wadsworth, and Stephen M. Ward, Jr.  The Board considered Steven E. Karol, Gregory A. Pratt and Peter N. Stephans as independent for all purposes except participation on the Human Resources Compensation Sub-Committee due to application of Section 162(m) of the Internal Revenue Code.

At Carpenter, the roles of Chairman and Chief Executive Officer are split into two separate positions.  The Board of Directors believes that this is the most appropriate leadership structure for the Company at this time in order to clearly distinguish the roles of the Board and management.  The separation of the Chairman and Chief Executive Officer positions allows our Chief Executive Officer to direct his or her energy towards operational and strategic issues while the non-executive Chairman focuses on governance and stockholders.  The Company believes that separating the Chairman and Chief Executive Officer positions enhances the independence of the Board, provides independent business counsel for our Chief Executive Officer, and facilitates improved communications between Company management and Board members.

Meetings of the Independent Directors

Under Carpenter’s Corporate Governance Guidelines, which reflect applicable requirements of the NYSE, the Independent Directors of the Board meet in an executive session at least twice per year to: (a) review the performance of the Chief Executive Officer; and (b) address any other matters affecting Carpenter that may concern such directors.  During fiscal year 2013, the Independent Directors met in executive session five times.  Mr. Gregory A. Pratt, Chairman of the Board, presided over these executive sessions.

Board of Directors’ Role in Risk Oversight

As a part of its oversight function, the Board monitors how management operates the Company. Risk is an important part of deliberations at the Board and committee level throughout the year. Enterprise risks, the specific financial, operational, business and strategic risks that the Company faces, whether internal or external, are identified and prioritized by the Board and management together. Certain strategic and business risks, such as those relating to our products, markets and capital investments, are overseen by the entire Board. The Audit/Finance Committee oversees management of market and operational risks that could have a financial impact, such as those relating to internal controls, liquidity or raw materials. The Corporate Governance Committee manages the risks associated with governance issues, such as the independence of the Board and key executive succession, and the Human Resources Committee is responsible for managing the risks relating to the Company’s executive compensation plans and policies. The Operations Committee oversees management of the Company’s operational risks and business operations.  The Science and Technology Committee manages the risks associated with major scientific or technological developments that could affect the Company’s business, operations or strategic planning.

In addition to the formal compliance program, the Board encourages management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations of the Company. The Company’s risk management structure also includes an ongoing effort to assess and analyze the most likely areas of future risk for the Company and to address them in its long-term planning process.

Stockholder Communication with the Board

Stockholders may communicate with the Board of Directors by sending a letter addressed to “Carpenter Technology Board of Directors, c/o Corporate Secretary, P.O. Box 14662, Reading, PA 19612-4662”.  Carpenter’s Corporate Secretary will review the correspondence and forward it to the Chairman of the Board of Directors or to the Chair of the appropriate Board committee or to any individual director or directors to whom the communication may be specifically directed. If the communication is unduly hostile, threatening or illegal, does not reasonably relate to Carpenter or its business, or is similarly inappropriate, the Corporate Secretary will not forward the communication, and will so notify the sender if and as appropriate.  Stockholders and other interested parties may also communicate with the non-employee directors, non-executive Chairman, or the Audit/Finance Committee by sending an e-mail to boardauditcommittee@cartech.com.

Code of Ethics

The Board of Directors has adopted a Code of Ethics for the Chief Executive Officer and senior financial officers of the Company.  There were no waivers of the Code of Ethics for fiscal year 2013 or through the date of this Proxy Statement.

Director Training and Education

Directors are encouraged to attend outside educational seminars presented by accredited third party organizations as well as internal programs organized by Carpenter for the ongoing education of directors.  All members of the Board of Directors are National Association of Corporate Directors (“NACD”) Board Leadership Fellows, awarded in recognition of their commitment to boardroom excellence by completing NACD’s comprehensive program of study for corporate directors and their access to leading practices.

Committees of the Board

The Board of Directors has five standing committees:  the Audit/Finance Committee, Corporate Governance Committee, Human Resources Committee, Science and Technology Committee and Operations Committee.  Summary information about each standing committee is set forth in the following table.  From time to time, the Board has established ad hoc committees, on an interim basis, to assist the Board with its consideration of specific matters, and it expects to continue to do so as it may determine to be prudent and advisable in the future.

Committee and Members	Purpose of the Committee	FY 2013 Meetings
Audit/Finance Committee I. Martin Inglis, Chair Carl G. Anderson, Jr. Thomas O. Hicks Robert R. McMaster Peter N. Stephans All members are Independent Directors.

•                  Assist the Board in its oversight of (i) the integrity of the Company’s financial statements; (ii) the qualifications, independence and performance of the Company’s independent registered public accounting firm; (iii) the performance of the Company’s internal audit personnel; and (iv) the Company’s overall compliance with accounting, legal, regulatory, ethical and business conduct requirements.

•                  Select the Company’s independent registered public accounting firm and recommend to the Board with respect to the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K.

•                  Review of (and the provision of recommendations to the Board of Directors relating to) major financial matters affecting the Company.

		11
Corporate Governance Committee Stephen M. Ward, Jr., Chair Philip M. Anderson Steven E. Karol Gregory A. Pratt Kathryn C. Turner Jeffrey Wadsworth All members are Independent Directors.	• Assist the Board in identifying qualified individuals to become members of the Board (and otherwise functioning as a nominating committee with respect to directors), and determining the overall composition of the Board and its committees. • Assist the Board in developing, implementing and monitoring a set of corporate governance principles for the Company, and overseeing processes to assess the performance and effectiveness of the Board of Directors, its committees and management of the Company. • Ensure orderly succession at the Board and management levels.	5

Committee and Members	Purpose of the Committee	FY 2013 Meetings

Human Resources Committee

Kathryn C. Turner, Chair

Philip M. Anderson

Steven E. Karol

Gregory A. Pratt

Jeffrey Wadsworth

Stephen M. Ward, Jr.

All members are Independent Directors except Mr. Karol and Mr. Pratt who are not considered independent for participation on the Human Resources Compensation Sub-Committee due to application of Section 162(m) of the Internal Revenue Code.

•                  Assist the Board with its overall responsibility for supervising the Company’s management and human resources and for reviewing the Company’s strategies and plans to support organizational and employee effectiveness.

•                  Review and approve compensation of the Company’s executive officers.

•                  Administer the Company’s incentive compensation programs and plans.

•                  Provide oversight for the Company’s employee benefits programs.

•                  Delegate authority to subcommittees or its individual members, or delegate authority or responsibilities to management of the Company, when it deems appropriate.

•                  Review succession plans for the CEO and the Company’s executive officers.

		10 (including 3 Compensation Subcommittee meetings)
Science and Technology Committee Jeffrey Wadsworth, Chair Philip M. Anderson Thomas O. Hicks Kathryn C. Turner Stephen M. Ward, Jr. William A. Wulfsohn All members are Independent Directors except Mr. Wulfsohn, who is the Company’s President and Chief Executive Officer.	• Review and monitor major scientific or technological developments that could affect the Company’s current business or operations or implicate significant strategic planning or considerations for the future. • Make periodic recommendations to the Board concerning such major developments or potential business opportunities for the Company with respect to scientific or technological matters that implicate significant strategic planning or Company prospects.	3
Operations Committee Carl G. Anderson, Jr., Chair I. Martin Inglis Steven E. Karol Robert R. McMaster Gregory A. Pratt Peter N. Stephans All members are Independent Directors.	• Review and provide strategic advice and counsel to the Company regarding its business operations. • Present to the Board an independent assessment of the Company’s business operations.	4

Corporate Governance Guidelines and Charters

Carpenter’s Corporate Governance Guidelines, as well as the charters for all the Board committees, the Company’s Code of Business Conduct and Ethics, and the Company’s Code of Ethics and any information regarding any waivers of the Code of Ethics, are available on Carpenter’s website at www.cartech.com.  Copies will also be mailed to stockholders upon written request to the Corporate Secretary, Carpenter Technology Corporation, P.O. Box 14662, Reading, PA 19612-4662.

Transactions with Related Persons

On February 29, 2012, Carpenter completed the acquisition of Latrobe in exchange for 8.1 million shares of Carpenter common stock (the “Merger”) pursuant to an agreement and plan of merger by and among Carpenter, Latrobe, a wholly-owned subsidiary of Carpenter, Watermill-Toolrock Partners, L.P. (“Watermill”), solely as the representative of the Watermill equity holders of Latrobe, and HHEP-Latrobe, L.P. (“Hicks”), solely as the representative of the Hicks equity holders of Latrobe executed June 20, 2011 (as amended, the “Merger Agreement”). The value of the exchange was approximately $53.46/share, which was an average calculated at the time of the exchange in accordance with the Merger Agreement.

In connection with the closing of the Merger, Carpenter executed a stockholders’ agreement with Hicks, Watermill, Watermill-Toolrock Partners II, L.P. (“Watermill II”) and Watermill-Toolrock Enterprises, LLC (“Watermill Enterprises” and, collectively with Watermill and Watermill II, the “Watermill Group” and, collectively with Hicks, Watermill and Watermill II, the “Investors”), dated February 29, 2012 (the “Stockholders Agreement”). The Stockholders Agreement provides for each of Hicks and the Watermill Group to appoint a member of the Board of Directors to serve from the consummation of the Merger until Carpenter’s 2014 Annual Meeting of Stockholders. Hicks designated Mr. Hicks and the Watermill Group designated Mr. Karol to serve on the Board of Directors. The Stockholders Agreement includes a voting agreement, which provides that on or before Carpenter’s 2014 Annual Meeting or an earlier date in the event the Investors’ designees on the Board of Directors resign from the Board of Directors, they will vote the shares of Carpenter’s common stock in favor of Carpenter’s nominees for directors and not contrary to the recommendations of the Board of Directors on other matters. The Investors have also agreed pursuant to the Stockholders Agreement that for a period of five years following the consummation of the Merger they will not acquire any additional shares of Carpenter’s common stock or, with limited exceptions, sell their shares of Carpenter’s common stock where the result of such sale would be for a third party to own more than 5% of Carpenter’s outstanding common stock.

Each of the Investors is an affiliate of Toolrock Investment, LLC, the former majority stockholder of Latrobe (“Toolrock”).  Toolrock received 7,666,028 shares of Carpenter common stock upon completion of the Merger, of which 3,516,647 shares of Carpenter common stock were distributed to Hicks and 2,835,554 shares of Carpenter common stock were distributed to the members of the Watermill Group.  The 1,313,827 shares of Carpenter common stock received by Toolrock upon completion of the Merger that were not distributed to Hicks or members of the Watermill Group were distributed to other affiliates of Toolrock that are not otherwise affiliated with Mr. Hicks, Mr. Karol, Hicks or the Watermill Group.  Mr. Hicks is an affiliate of Hicks and Mr. Karol is an affiliate of the Watermill Group.

In addition to the Stockholders Agreement, upon the completion of the Merger, Carpenter and the Investors executed a registration rights agreement, dated February 29, 2012 (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, Carpenter filed with the SEC on June 14, 2012, a Registration Statement on Form S-3 to register the 6,352,201 shares of Carpenter common stock held by Hicks and the Watermill Group for resale to third parties.

Except as provided above, during fiscal year 2013 there were no related party transactions.  Any proposed transactions with executive officers, directors, substantial stockholders or their respective family members or affiliates require approval by the Audit/Finance Committee and will be disclosed as required by the SEC.  The Company’s Code of Business Conduct and Ethics requires that the Company’s officers and directors avoid conflicts of interest, as well as the appearance of conflicts of interest, and disclose to the Company’s General Counsel any material transaction or relationship that could reasonably be expected to give rise to such a conflict of interest between private interests and the interests of the Company.  The Company checks for any potential related party transactions, primarily through the annual circulation of a Directors and Officers Questionnaire to each member of the Board of Directors and each executive officer of the Company. A “related party transaction” is a transaction with the Company in an amount exceeding $120,000 in which a related person has a direct or indirect material interest. A related person includes the executive officers, directors, and five percent stockholders of the Company, and any immediate family member of such a person. If Company management identifies a related party transaction, such transaction is brought to the attention of the Audit/Finance Committee for its approval, ratification, revision, or rejection in consideration of all of the relevant facts and circumstances.

Human Resources Committee Interlocks and Insider Participation

The Human Resources Committee, comprised of Ms. Turner (Chair) and Messrs. P. Anderson, Karol, Pratt, Wadsworth and Ward, Jr., performs the functions of a compensation committee of the Board.  No member of the Human Resources Committee, except Mr. Karol and Mr. Pratt, was a current or former officer or employee of Carpenter or any of its subsidiaries during fiscal year 2013, or had any relationship requiring disclosure by Carpenter under the SEC’s proxy rules.  Mr. Karol is a former officer of Latrobe which Carpenter acquired in February 2012.  Mr. Pratt served as Interim Chief Executive Officer of Carpenter from October 11, 2009 through June 30, 2010.  As a result, neither Mr. Karol nor Mr. Pratt is deemed independent for purposes of the application of 162(m) of the Internal Revenue Code.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s common stock, to file with the SEC and the NYSE reports of ownership and changes in ownership of common stock.  Directors, executive officers and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the review of the copies of such reports furnished to Carpenter and other Company records or information otherwise provided to the Company, Carpenter believes that all applicable Section 16(a) reports were timely filed by its directors, executive officers, and more than 10% stockholders during the fiscal year 2013.

DIRECTOR COMPENSATION

The following table sets forth certain information regarding the compensation paid or awarded to each non-employee director during fiscal year 2013.  Any director who is an employee of Carpenter is not compensated for Board service.

Fiscal Year 2013 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)		Stock Awards (1) ($)	Option Awards (2) ($)	All Other Compensation (3) ($)	Total ($)
Anderson, Jr., Carl G.	$55,000	(4)	$90,087	$31,259	$23,690	$200,036

Anderson, Philip M.	$45,000		$90,087	$31,259	$10,223	$176,569

Hicks, Thomas O.	$45,000		$90,087	$31,259	$1,363	$167,708

Inglis, I. Martin	$67,500	(5)	$90,087	$31,259	$15,811	$204,657

Karol, Steven E.	$45,000		$90,087	$31,259	$1,363	$167,708

McMaster, Robert R.	$45,000		$90,087	$31,259	$11,333	$177,679

Pratt, Gregory A.	$90,000		$190,072	$62,517	$24,233	$366,821

Stephans, Peter N.	$45,000		$90,087	$31,259	$14,743	$181,088

Turner, Kathryn C.	$60,000	(6)	$90,087	$31,259	$25,018	$206,364

Wadsworth, Jeffrey	$55,000	(7)	$90,087	$31,259	$11,343	$187,688

Ward, Jr., Stephen M.	$55,000	(8)	$90,087	$31,259	$22,090	$198,436

(1)                                 The grant date fair value of stock units granted to our directors in fiscal year 2013 was computed in accordance with Financial Accounting Standards Board  (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation — Stock Compensation. Assumptions made in this valuation are set forth in Note 14 to the financial statements contained in Carpenter’s 2013 Annual Report on Form 10-K.  Stock units were credited to each director’s account on October 8, 2012, but are subject to partial forfeiture if the director separates from Board service prior to the first anniversary of grant date for any reason other than death or Disability.

Each director, with the exception of Mr. Pratt, was credited with 1,702 stock units for fiscal year 2013 on October 8, 2012, representing a grant date value of $90,087.  One-half of the stock units credited to each director represents $45,044 of his or her annual retainer paid in stock units.  The remaining stock units credited represent an annual award of additional stock units as described below with a fair value on the grant date of $45,043.

Mr. Pratt, who serves as Chairman, was credited with 3,591 stock units for fiscal year 2013 on October 8, 2012, representing a grant date value of $190,072.  1,701 stock units represent $90,034 of his annual retainer paid in stock units.  The remaining stock units credited represent an annual award of additional stock units as described below with a fair value on the grant date of $100,038.

The total number of stock units credited to each director under Carpenter’s Stock-Based Compensation Plan for Non-Employee Directors (“Director Stock Plan”) as of June 30, 2013, including stock units that were credited with respect to prior fiscal years and reinvested dividend equivalents, was:  C. Anderson, Jr. – 34,717; P. Anderson – 15,187; T. Hicks – 2,765; I. M. Inglis – 23,020;  S. Karol – 2,765; R. McMaster – 16,742; G. Pratt – 35,775; P. Stephans – 21,943; K. Turner – 36,086; J. Wadsworth – 16,756; and  S. Ward, Jr. – 31,823.

(2)                                 The grant date fair value of option awards granted to our directors in fiscal year 2013 was computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. Assumptions made in this valuation are set forth in Note 14 to the financial statements contained in Carpenter’s 2013 Annual Report on Form 10-K.

During fiscal year 2013, each director, with the exception of Mr. Pratt, received an annual award of 1,397 stock options, representing a grant date fair value of $31,259.  Mr. Pratt received an annual award of 2,794 stock options, representing a grant date fair value of $62,517.

The total number of shares subject to stock options credited to each director as of June 30, 2013, including stock options that were granted in prior fiscal years, was:  C. Anderson, Jr. – 21,143; P. Anderson – 21,143; T. Hicks – 5,397; I. M. Inglis – 28,143; S. Karol – 5,397; R. McMaster – 21,143; G. Pratt – 24,313; P. Stephans – 10,785; K. Turner – 21,143; J. Wadsworth – 25,143; and S. Ward, Jr. – 21,143.

(3)                                 Includes the aggregate dollar amount of dividend equivalents paid in fiscal year 2013 on the stock unit balance credited to each director’s account with respect to dividends paid on outstanding common stock during fiscal year 2013.  Dividend equivalents are reinvested in the form of additional stock units, with the number of units credited being determined by dividing the dividend dollar amount by the close price on the NYSE on the dividend equivalent payment date.

(4)                                 Includes additional retainer for service as Chair of the Operations Committee.

(5)                                 Includes additional retainer for service as Chair of the Audit/Finance Committee.

(6)                                 Includes additional retainer for service as Chair of the Human Resources Committee.

(7)                                 Includes additional retainer for service as Chair of the Science & Technology Committee.

(8)                                 Includes additional retainer for service as Chair of the Corporate Governance Committee.

The director compensation amounts provided above are based upon compensation elements that were established in 2010.  These compensation elements are reviewed regularly by the Board with the assistance of its outside advisor to ensure that they are appropriate and competitive in light of market circumstances and prevailing “best practices” for corporate governance.  They reflect the Board’s view of the appropriate balance between cash and equity, and its determination that all compensation to the non-employee directors should be in the form of cash and equity awards, as described below.  Our director compensation approach provides for quarterly vesting of equity awards and allows elective deferral of the delivery of earned shares and cash.  The narrative below describing our director compensation approach reflects the above.

Compensation for non-employee directors, excluding the Chairman, consists of an annual retainer of $90,000 (plus travel expenses, where appropriate) for attending all Board and committee meetings.  Each Committee Chair receives the following additional annual cash retainer:  Audit/Finance Committee Chair - $22,500; Human Resources Committee Chair - $15,000; Corporate Governance, Operations and Science and Technology Committee Chairs - $10,000.

As disclosed in the “Corporate Governance – Board Independence and Leadership Structure” section of this Proxy Statement, the roles of Chairman and Chief Executive Officer are divided.  Compensation for the Chairman consists of an annual retainer of $180,000 (plus travel expenses, where appropriate) for attending all Board and committee meetings.

Directors may also receive up to 4,000 stock options (or such different number as the Board may determine by resolution and in compliance with securities laws and NYSE listing standards) upon joining the Board.  In addition to the initial grant of stock options, a director may be granted a number of stock options annually, on or about the date of the Company’s Annual Meeting of Stockholders, or such other date as the Board may determine from time to time in light of prevailing practices for the grant of equity-based awards to other personnel, having a fair value on the grant date, alone or in combination with the annual non-retainer stock units described below, of up to $90,000 (or such different number as the Board may determine by resolution and in compliance with securities laws and NYSE listing standards).  Subject generally to the director’s continued service, one-quarter of the stock options vest for every three months of service following the grant date (and are fully vested on the first anniversary of the date of grant).  All stock options have a ten year term.

In addition to the grant of options described above, or an award of retainer stock units as described below, each director may be granted an additional award of stock units annually having a fair value on the grant date, alone or in combination with the annual stock option grant described above, of up to $90,000 (or such different number as the Board may determine by resolution and in compliance with securities laws and NYSE listing standards).  Subject generally to the director’s continued service, one-quarter of these units vest for every three months of service following the grant date (and are fully vested on the first anniversary of the date of grant).  In the event of separation from service due to death or Disability, all stock units shall immediately vest.  The stock units are granted on or about the date of the Annual Meeting of Stockholders, or such other date as the Board may determine from time to time, for the year in which Board service is to be provided, and the number of units is based on the trading price of Carpenter’s common stock on such date of grant.   Directors may elect to have all or a portion of these units deferred until the later of their separation from service or a specific date/event.  Carpenter distributes a participating director’s deferred units, at the director’s election, in a lump sum or in 10 or 15 annual installments, commencing on the later of their separation from service or the date/event elected.

It is the policy of the Company that non-employee directors maintain a reasonable equity interest in the Company in order to provide them with a proprietary interest in the growth and performance of the Company, to generate an increased incentive to contribute to the Company’s future success and prosperity by their personal efforts and generally to enhance the community of interest between directors and stockholders of the Company. The current policy provides that each director should hold equity in the Company with an aggregate fair market value equal to at least six times his or her annual cash retainer.  There is a five year phase-in period for satisfying the minimum equity holding requirements, and he or she is expected to retain the equity for as long as he or she remains a director of the Company.

At least 50% of the $90,000 annual retainer ($180,000 in the case of the Chairman) for Board service is paid in stock units that, subject generally to the director’s continued service, vest as to one-quarter of these units for every three months of service following the grant date (and are fully vested on the first anniversary of the date of grant).   In the event of separation from service due to death or Disability, all stock units shall immediately vest.  The stock units are granted on or about the date of the Annual Meeting of Stockholders, or such other date as the Board may determine from time to time, for the year in which Board service is to be provided, and the number of units is based on the trading price of Carpenter’s common stock on such date of grant.   Directors may elect to have all or a portion of these retainer units deferred until the later of their separation from service or a specific date/event.  Carpenter distributes a participating director’s deferred retainer units, at the director’s election, in a lump sum or in 10 or 15 annual installments, commencing on the later of their separation from service or the date/event elected.

At the director’s election, the remaining 50% of the annual retainer and 100% of committee chair fees can be paid in cash currently, or all or a portion can be deferred until a future date/event and paid in cash under Carpenter’s Deferred Compensation Plan for Non-Employee Directors (“Director Cash Deferral Plan”) or deferred until the later of their separation from service or a specific date/event and paid in common stock under the Director Stock Plan.  Under the Director Cash Deferral Plan, interest is credited semi-annually at the Company’s Five-Year Medium Term Note Borrowing Rate, as provided by one of the Company’s investment bankers during the Plan Year prior to the Plan Year to which such rate relates.  Carpenter distributes a participating director’s deferred cash or units, at the director’s election, in a lump sum or in 10 or 15 annual installments commencing, in the case of cash, on a future date/event elected and, in the case of common stock, on the later of separation of service or a future date/event elected.

In addition, each director’s account is credited with stock units with respect to dividends paid on outstanding common stock during the fiscal year.  Dividend equivalents are reinvested in the form of additional stock units, with the number of units credited being determined by dividing the dividend dollar amount by the close price on the NYSE on the dividend equivalent payment date.

Upon a Change in Control of the Company, all stock units vest immediately and are payable in shares of common stock and stock options become immediately exercisable.  Once vested, a director may exercise exercisable options at any time during the original term.  In the event of removal for cause, all existing stock options and unvested stock units shall be forfeited.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

This Compensation Discussion and Analysis (“CD&A”) outlines the compensation we pay to our Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”) and our other Named Executive Officers.  Importantly, this CD&A also provides information regarding:

•                  The rationale for why we deliver compensation in the forms and amounts we do, and how we ensure a strong pay-for-performance linkage;

•                  The process our Human Resources Committee of the Board of Directors (“Committee”) undertakes in evaluating our compensation and decision-making; and

•                  An explanation of how the compensation and benefit programs align with the interests of our stockholders while facilitating, attracting and retaining top talent needed to execute our strategy and achieve our corporate objectives.

To the extent any part of this discussion refers to future individual or Company performance goals and targets, such references are made only to assist in the comprehension of our compensation and benefit programs.  No such reference should be considered to be a projection or forecast of future Company performance.

Our Named Executive Officers

For fiscal year 2013, our Named Executive Officers (“NEOs”) under applicable SEC regulations include:

Executive	Position
William A. Wulfsohn	President and Chief Executive Officer
K. Douglas Ralph	Former Senior Vice President & Chief Financial Officer (through January 30, 2013)
Tony R. Thene	Senior Vice President & Chief Financial Officer (effective January 31, 2013)
Sanjay Guglani	Vice President – Strategic Planning & Business Development
Mark S. Kamon	Former Senior Vice President – Commercial Specialty Alloys Operations (retired December 31, 2012)
David L. Strobel	Senior Vice President – Global Operations
Andrew T. Ziolkowski	Senior Vice President – Commercial Specialty Alloys Operations & Latrobe Operations (promoted January 9, 2013)

As previously announced, Mr. Ralph communicated to the Company his desire to leave his role as the Company’s CFO effective January 30, 2013.  The Company and Mr. Ralph agreed that he would continue his employment with the Company through August 31, 2013 and be involved, as needed, in an advisory capacity during Mr. Thene’s transition.  Additionally, Mr. Kamon retired from the Company on December 31, 2012.

Fiscal Year 2013 Performance

➢              In fiscal year 2013, Carpenter delivered record EBITDA of $405.6 million, a 21% increase from fiscal year 2012.

➢              Integration of Latrobe was successfully completed.

➢     We made long-term growth investments, including a $24 million forge finishing expansion at the Reading, PA facility, an increase of titanium wire capacity at our Dynamet business, and an expansion of Amega West’s footprint.

➢              Significant progress was made on the construction of Carpenter’s new premium alloy manufacturing facility in Athens, Alabama, expected to be completed on time (fiscal year 2014) and under budget.

➢     We enhanced our liquidity by driving positive free cash flow and by expanding our revolving credit facility capacity from $350 million to $500 million.

Fiscal Year 2013 NEO Compensation Highlights

Consistent with the performance-driven compensation strategy described below, Carpenter’s fiscal year 2013 compensation structure was aligned with the Company’s operational performance as well as its total shareholder return performance.

Base Salary Highlights

Base salary increases from fiscal year 2012 to 2013 for our NEOs averaged 9.5%. Base salaries for Messrs. Wulfsohn, Guglani, and Ralph1 were increased by 3%, consistent with the merit wage increases generally implemented for the Company’s salaried employees.  The other NEOs received larger increases to reflect promotions, internal equity considerations and/or changing competitive market pay levels. Specifically, Mr. Kamon’s base salary was increased by 11.2% and Mr. Strobel’s base salary was increased by 13.3%, in both cases to align with market rates for the scope of their respective responsibilities.  Mr. Ziolkowski’s base salary was increased by 23.3% due to his promotion to the role of SVP - Commercial SAO & Latrobe Operations effective January 9, 2013.

Annual Cash Incentive Highlights

Each year the Committee, with input from management, establishes performance metrics that focus our executives on the key drivers of our business.  Fiscal year 2013 performance metrics (as detailed in the Annual Cash Incentive section) reflect a shift from efficiency metrics (i.e., operating margin) to income generating metrics (i.e., operating income).

For fiscal year 2013, year-end results for Carpenter’s Executive Bonus Compensation Plan (“EBCP”) resulted in 75.2 % of target incentive attainment.

Long-Term Equity Incentives Highlights

Our long-term incentive program is designed to create alignment between our executives and our stockholders.  To this end, in our view, our annual equity grants are 100% performance-based, consisting of stock options (25%) and performance-based restricted stock units (“RSUs”) (75%) vesting over three years.  Total grant value for each NEO for fiscal year 2013 awards is detailed under the “Long-Term Equity Incentives” section.  Performance-based RSUs are comprised of two components, those tied to annual EPS goals and those tied to Carpenter’s three–year Total Shareholder Return (“TSR”) vs. Peers (as detailed in the “Long-Term Equity Incentives” section).  For those cycles concluding at the end of fiscal year 2013, performance attainment was:  64% of target (EPS-based RSUs) and 120% of target (TSR-based RSUs).

As in past years, target long-term incentive grants are based on an assessment of a NEO’s position and responsibilities within the Company, the competitiveness of his or her total compensation and internal equity considerations.  However, due to the at-risk nature of the long-term incentive award, executives may ultimately not realize any value.

1  Mr. Thene was hired to succeed Mr. Ralph as SVP and Chief Financial Officer on January 31, 2013. On September 7, 2012, Mr. Ralph announced his intention to leave the Company at the end of August 2013.

OUR COMPENSATION PHILOSOPHY AND OBJECTIVES

The Human Resources Committee of the Board of Directors (the “Committee”) is charged with setting all executive officer pay and reviewing all executive compensation in accordance with its charter.  The Human Resources Committee also has a Compensation Subcommittee for the purpose of reviewing and approving NEO performance-based equity grants and for facilitating compliance with certain exemptions from the deduction limitations of Section 162(m) of the Internal Revenue Code.  The term “Committee” as used hereinafter also refers to the Compensation Subcommittee as appropriate.

Our overarching principle is oriented around a pay for performance mindset.  The Committee structures our executive compensation program to reward our senior leaders when they meet or exceed annual financial and operational goals and create long-term value for our stockholders.  A significant component of this incentive structure is weighted towards overall leadership team performance against targeted goals, so that, if we meet or exceed our goals, the team earns target or better awards and conversely, if the team fails to meet the minimum thresholds, that component of performance-based compensation may not be awarded.  In general, the Company targets total compensation at the median of an individual’s market reference point.    We consider an executive to be within the range of market median if his/her total compensation is +/-15% of the market data reference point.

The Committee routinely reviews all components of compensation for our executive officers.  The Committee draws upon several resources during this process, and its members consider, among other things, competitive surveys, public compensation filings of our compensation peer group companies, other relevant market data, and recommendations made by our Chairman, CEO, external compensation consultants and members of our Human Resources Department.  The resulting executive compensation program is designed to achieve the following:

•                 Motivate and reward our executives to:

(i)                       achieve or exceed the Company’s financial and non-financial performance objectives; and

(ii)       propel the Company’s business forward through focus on operational excellence and execution of our business strategy;

•                 Link executives’ compensation with specific business objectives set by the Company’s senior management and Board and with the interests of our stockholders, by tying a significant portion of personal income opportunity to the value of our stock;

•                 Reinforce the importance of accountability and team cooperation by tying a significant portion of executive compensation to overall Company performance;

•                 Motivate, attract and retain talented leaders who are, and will continue to be, needed for the implementation of our growth and operational excellence strategies;

•                 Provide the Committee discretion to reward individual performance or accomplishments, while also emphasizing teamwork and the Company’s overall success; and

•                 Be competitive with compensation packages offered by our peers and other companies with which we compete for talent.

Alignment of Pay with Performance

Carpenter’s compensation philosophy targets total compensation for each of our NEOs at the market median; a substantial portion (64% - 79%) of which is delivered through variable performance-based incentives that are at risk.  Carpenter’s performance driven compensation program has maintained a strong alignment between company performance, as measured by stockholder value creation and key financial metrics, and total direct compensation (“TDC”).  TDC consists of base salary, target annual cash incentive and the grant date target value of long-term incentive awards.

Good Compensation Governance Practices

Our executive compensation program reflects our strong commitment to good governance, as follows:

➢              No Option Repricing:  Our long-term incentive plan does not permit repricing of stock options without stockholder approval.  Additionally, the plan does not permit cash buyout of underwater options.

➢              Elimination of Excise Tax Gross-Ups: The Company’s Amended and Restated Change in Control Severance Plan (effective September 1, 2010) eliminated the gross-up on excise taxes.

➢              Committee Discretion to Reduce Annual Cash Incentive:  The Committee retains discretion to reduce annual cash incentive payouts in appropriate circumstances.

➢              Vesting of Equity Awards: All equity awards vest over a three year period. Stock options vest 1/3 each year, TSR-Based RSUs vest 100% at the end of three years and EPS-Based RSUs vest 50% in Year 2 and 50% in Year 3.

➢              Dividend Payments:  We do not pay dividends on unearned shares.

➢              Limited Perquisites:  We provide a minimal level of perquisites to our NEOs, consisting primarily of financial and tax counseling, tax preparation, medical examinations and relocation expenses.

➢              Equity Ownership Guidelines:  We maintain equity ownership guidelines that require that Vice Presidents and above achieve an equity ownership level, over a five-year period, equal to a certain multiple of base salary.  For the CEO, that level is 5x base salary; for Mr. Guglani, the level is 2x base salary; and for all other NEOs, the level is 3x base salary.  Each of our NEOs, except Mr. Thene (hired on January 31, 2013), is currently in compliance with these guidelines.

➢              Hedging/Pledging of Company stock:  The Company’s policy prohibits hedging or pledging of Company stock by our NEOs and directors.

Consideration of Results of Stockholder Advisory Votes on Executive Compensation (“Say on Pay”)

At the fiscal year 2012 Annual Meeting, stockholders were presented with an advisory vote to approve executive compensation, which was approved by approximately 97% of the votes cast on the proposal. These results continue to demonstrate strong stockholder support for Carpenter’s overall executive compensation objectives. The Committee reviews the results of Say on Pay votes when considering future executive compensation arrangements and potential changes to the executive compensation program.

Upon considering Say on Pay votes, the Committee did not make significant changes to the design of the compensation program for fiscal year 2013.

This year, the Company is again providing stockholders with an opportunity to express their views with another “Say on Pay” stockholder advisory vote.  For more information, please see “Proposal No. 3 – Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers” on page 68.

OUR COMPENSATION PROGRAM

Compensation Consultants

For purposes of its fiscal year 2013 determinations, the Company engaged Compensation Advisory Partners LLC (“CAP”), an outside compensation consulting firm, to conduct a competitive assessment of our compensation program for the NEOs, excluding the CEO, and to make recommendations to the Committee for the Committee’s review and approval.  In addition to the services noted, CAP also regularly attends Committee meetings to provide advice and information on trends and regulatory developments in the market.  Separately, Pearl Meyers & Partners (“PM&P”) was retained by the Committee to provide benchmark compensation and recommendations for our CEO’s fiscal year 2013 target total compensation.  PM&P was also retained by the Committee in fiscal year 2013 to conduct a comprehensive assessment of Carpenter’s executive compensation program, update and review peer group member companies, and conduct a competitive market assessment of our NEOs (inclusive of the CEO) in preparation for the fiscal year 2014 compensation cycle.

The Committee believes that there was no conflict of interest between either compensation consultant and the Company during fiscal year 2013. In reaching this conclusion, the Committee considered the factors set forth in the SEC rule effective July 27, 2012 regarding compensation advisor independence. Specifically, the Committee has analyzed whether the work of PM&P or CAP as compensation consultants raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to the Company by the consultant; (ii) the amount of fees from the Company paid to  the consultant as a percentage of the consultant’s total revenue; (iii) the policies and procedures of the consultant that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the consultant or the individual compensation advisors employed by the consultant with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Committee; and (vi) any stock of the Company owned by the consultant or the individual compensation advisors employed by the consultant.

Benchmarking and Comparator Group Analysis

In developing competitive compensation recommendations with respect to the NEOs, the consultants established a benchmark match for each position, based on a broad perspective of the relevant market and detailed competitive survey data and proxy disclosures of peer companies, for each of the following elements of compensation:

•                 base salary;

•                 target annual cash incentive;

•                 target total cash compensation;

•                 expected value of long-term incentives; and

•                 target total direct compensation.

The Committee used this benchmark data and it also accepted the consultants’ recommendations that it use a comparator group for competitive compensation analysis that consists of fifteen public companies that manufacture and sell specialty metals and related products and that draw upon similar executive talent (the “Comparator Group”).  The Comparator Group used by the Committee for fiscal year 2013 consisted of the below public companies operating in various parts of the world that have reported revenues between $1 billion and $8 billion, with median revenue of $2.4 billion versus Carpenter’s fiscal year 2013 revenue of $2.3 billion.  These companies were selected for inclusion in the Comparator Group based on industry, size, US-based headquarters, with a particular focus on companies with which Carpenter competes for executive talent, customers and/or investor capital.

	Recent	Market Cap
Company Name	Revenue	As of 6/30/13
Precision Castparts Corp.	$8,378	$33,016
Steel Dynamics Inc	$7,290	$3,286
Allegheny Technologies Inc	$5,032	$2,840
Timken Co	$4,987	$5,412
RPM International Inc	$4,082	$4,232
Triumph Group Inc.	$3,703	$4,094
Carlisle Companies Inc	$3,629	$3,962
Worthington Industries Inc.	$2,612	$2,255
Kennametal Inc.	$2,589	$3,057
Hexcel Corp	$1,578	$3,414
Teleflex Inc	$1,551	$3,186
Materion Corp	$1,273	$556
Castle (A M) & Co	$1,270	$367
Barnes Group Inc	$1,230	$1,612
Titanium Metals Corp	$1,045	n/a*

*Acquired by Precison Castparts Corp.-January 2013

While the Committee uses benchmark data as a reference point, it is not the sole determining factor in making our executive compensation decisions.  In addition to the market reference point, the Committee also considers an individual’s performance and their criticality to the organization as further discussed below.  The market data is used primarily to ensure that, in totality, our executive compensation program is competitive when the Company achieves targeted performance levels.

Key Elements of Our Fiscal Year 2013 Compensation Program

The Company’s compensation program is designed to be competitive and align the interests of our executive officers and other senior leaders with Company performance and stockholder returns.  For our NEOs, this is accomplished through a mix of base salary and performance-based rewards, including performance-based cash incentives and equity awards, as well as minimal perquisites, retirement plans and post-employment benefits.  Performance-based compensation (annual and long-term) continues to constitute the largest portion of total compensation.  A brief overview of each element of compensation is provided in the chart below, with further details provided later in this CD&A.

Elements - Overview

Compensation Element	Description	Rationale

Base Salary	• Fixed component of pay targeted at the median of the market.	• Provides compensation for executive to perform his/her job functions.

Annual Cash Incentive

•  Delivered in cash annually;

•  Tied to achievement of financial and operational goals (operating income, working capital, safety and customer satisfaction); and

•  Executives can earn 0-200% of their target award based on achievement of pre-established targets.

• Rewards for achievement of key drivers of long-term value; and • Provides strong line-of-sight and reinforces key priorities of the organization.
Stock Options (25% of long-term incentive)	• Granted with an exercise price equal to the fair market value of Carpenter stock at the date of grant; and • Vests ratably over three years.	• Provides strong tie to stockholder value as executives only realize value if the stock price increases; and • Vesting period assists with retention.
TSR-Based Restricted Stock Units (40% of long-term incentive)*

•  Executives can earn 0-200% of their target award based upon our Total Shareholder Return compared to peers over a three-year period; and

•  Immediately vests at the end of the three-year period, if earned.

• Provides strong tie to stockholders as it only delivers maximum value if our stock performance far exceeds that of our peers; and • Performance period assists with retention.
EPS-Based Restricted Stock Units (35% of long-term incentive)*

•  Executives can earn 0-200% of their target award based upon actual EPS achieved compared to our annual EPS goal; and

•  If an award is earned at the end of the first year, the award will vest 50% over each of the next two years.

•  Focuses executives on achievement of our EPS goal, which is strongly tied to stockholder value creation;

•  Provides line-of-sight as senior leaders have the greatest ability to drive EPS; and

•  Vesting period assists with retention.

* Dividends are not paid on these RSUs until the RSUs are earned.

Fiscal Year 2013 Compensation Strategy and Mix

The Committee developed fiscal year 2013 compensation levels by taking into account the general philosophy and objectives summarized above.  The Committee benchmarked against the Comparator Group and survey data, and took into account the differing fiscal years of members of the Comparator Group, which complicates financial and compensation comparisons when there is a significant shift in customer demand or commodity costs.

NEO pay is targeted to be within the competitive range (+/- 15%) of market median.  In isolated circumstances, we will deviate from the target pay positioning based on several factors, including:

•                  Attraction and retention needs;

•                  Individual performance; and

•                  Internal equity issues.

The Committee established fiscal year 2013 compensation components for the NEOs relative to the Comparator Group and survey data as follows:

•                  Base salary approximating the 50th percentile, reflecting the Company’s desire to provide competitive fixed compensation to motivate, attract and retain talent;

•                  Target total cash compensation (consisting of base salary plus target annual cash incentive) approximating the 50th percentile; and

•                  Target total direct compensation (consisting of target total cash compensation plus the target value of long-term equity incentives) approximating the 50th percentile.

A compensation program (as illustrated below) which targets market median positioning, but delivers the majority of that compensation through performance-based compensation elements ensures proper alignment with our stockholders and ties the ultimate value delivered (above/below target) to NEOs to company performance.

Positioning of compensation relative to median for each of the NEOs is provided below:

Executive	Base Salary	Target Total Cash Compensation (Salary + Target Annual Cash Incentive)	Target Total Direct Compensation (Target Total Cash Compensation + Grant Date Value of Target Long-term Incentive)

William A. Wulfsohn	-1%	-5%	-2%

K. Douglas Ralph	-2%	1%	1%

Tony R. Thene	-2%	0%	1%

Sanjay Guglani	-7%	-10%	-20%

Mark S. Kamon	-15%	-11%	-26%

David L. Strobel	-8%	0%	-13%

Andrew T. Ziolkowski*	3%	14%	3%

* Reflects positioning after Mr. Ziolkowski’s promotion to SVP — Commercial SAO & Latrobe Operations, effective January 9, 2013.

As mentioned above, individual compensation levels for each NEO may vary based on performance.  The Committee further differentiates high performers through multiple mechanisms, including:

•                                     The ability to reduce the annual cash incentive for an individual by up to 50% based on that individual’s performance upon the CEO’s recommendation; and

•                                     The ability to grant equity awards, including RSUs and stock options, to top performers upon the CEO’s recommendation.

Base Salaries

The Committee reviews base salaries annually and may also do so in connection with a promotion or other major change in responsibilities.  In performing such a review, the Committee usually considers, among other factors, the person’s job duties, critical skills, performance and achievements; the level of pay relative to comparable persons at relevant companies reviewed by the Committee, including the Comparator Group discussed above; and retention concerns.

The Committee considered these factors in setting salaries for fiscal year 2013, and awarded the NEOs base salary increases averaging 9.5%.  Base salaries for Messrs. Wulfsohn, Guglani and Ralph were increased by 3%.  This is consistent with the merit wage increases generally implemented for the Company’s salaried employees.  The other NEOs received larger increases to reflect promotions, internal equity considerations and/or competitive market pay practices.

NEO	Base Salary Increase (%)	Rationale
Mark S. Kamon (retired on 12/31/12)	11.2%	Alignment with market rates for scope of responsibilities
David L. Strobel	13.3%	Alignment with market rates for scope of responsibilities
Andrew T. Ziolkowski	23.3%	Promoted to SVP — Commercial SAO & Latrobe Operations effective 01/09/13

Upon Mr. Thene’s appointment as SVP & Chief Financial Officer, his base salary was $430,000 (the same level as Mr. Ralph).

Annual Cash Incentive

The Company maintains an Executive Bonus Compensation Plan (“EBCP”) because it believes that a significant portion of a NEO’s potential compensation should be contingent on Company business results and his or her successful leadership of the Company’s business that ultimately drives long-term value for our stockholders.  The Committee oversees the EBCP and establishes the metrics that will be used each year, with input from management and outside advisors.  For fiscal year 2013, the metrics, the respective weightings and the rationale for the selection of each metric for the NEOs are detailed below.  Revisions to the metrics from fiscal year 2012 were made to focus executives on key priorities, drive line-of-sight and shift more of an emphasis to income generation.

Fiscal Year 2013 Annual Cash Incentive Metrics Summary

Metric	Definition	Weighting	Rationale
Operating Income	• Operating Revenue minus Operating Expenses (includes (1) cost of goods sold and (2) selling and administrative expenses; and excludes pension earnings, interest and deferrals).	66%

•      Focuses management on driving top line growth and managing expenses;

•      Drives line-of-sight and focuses on factors most in the organization’s control; and

•      When considered in conjunction with EPS used in long-term incentive, focuses management on the overall profitability of the organization.

Working Capital as % of Sales	• The thirteen month average of the net of Accounts Receivable, Gross Inventory, and Accounts Payable divided by the fiscal year Net Sales (including surcharge).	12%	• Reinforces need to manage capital with those areas of focus most readily influenced in the short term (e.g., management of inventory, receivables, payables, etc.).

Customer Disappointment Rate	• Customer Disappointment metric is calculated as improvement over prior fiscal year in late deliveries, claims, and remakes/orders produced.	12%	• Reinforces that putting our customers first is a priority.

Safety	• Measured using TCIR (Total Case Incident Rate) and reported in terms of % improvement over prior fiscal year. • TCIR is defined as the average number of work-related injuries incurred by 100 workers during a one-year period.	10%	• Emphasizes that our employees’ safety is an integral part of our culture.

The Committee sets Threshold, Target and Maximum performance goals for each metric.  Achievement of a Target goal results in payment of the following target annual cash incentive for the fiscal year:

Incentive Opportunity as % of Base Salary

NEO	Threshold	Target	Maximum
William A. Wulfsohn	50%	100%	200%
K. Douglas Ralph	40%	80%	160%
Tony R. Thene	40%	80%	160%
Sanjay Guglani Mark S. Kamon	30% 40%	60% 80%	120% 160%
David L. Strobel	40%	80%	160%
Andrew T. Ziolkowski*	40%	80%	160%

* Reflects Mr. Ziolkowski’s promotion to SVP — Commercial SAO & Latrobe Operations effective January 9, 2013.

If performance does not reach the Threshold (or minimum) level, no incentive payout is earned under the EBCP in the normal course.

As part of the Committee’s data verification process for approving EBCP awards, performance data relative to the Company’s operating results for financial reporting purposes is reviewed by the Audit/Finance Committee of the Board before being applied by the Committee in making its award determinations.

For fiscal year 2013, the Target, Threshold and Maximum targets for the Operating Income, Working Capital as a Percentage of Sales, Safety and Customer Disappointment Rate measures, and actual year-end attainment adjusted as described below, were as follows:

(In Millions)	Weight	Threshold	Target	Maximum	Year End Result	Attainment
Payout %		50%	100%	200%
Operating Income	66%	$275	$310	$360	$283.2	61.7%
Working Capital as % of Sales	12%	44.7%	42.5%	40.2%	47.0%	0.0%
Customer Disappointment Rate *	12%	0%	5.0%	10.0%	6.9%	137.0%
Safety *	10%	4.6%	4.1%	3.6%	3.7%	180.0%

Overall Attainment						75.2%

* percentage of improvement over fiscal year 2012

These specific targets were selected by the Committee after reviewing the Company’s operating plan and the environment within which the Company operates, and using its judgment to define appropriate targets to align the relationship between pay and performance.  Targets are based on the Company’s 2013 operating plan, which considers many factors, including:

•    Broad macro-economic factors that affect our business;

•    Industry factors that affect us directly or the industries we serve; and

•    Strategic initiatives underway or planned for the upcoming year.

The threshold and maximum operating income targets are generally set at +/- 50% of the operating plan.

The primary financial objectives for setting the fiscal year 2013 annual incentive metrics were to encourage increased average profit per pound due to mill system capacity constraints that limited overall volume growth and to make progress against communicated goal of returning to prior peak profit level on legacy Carpenter business by fiscal year 2013 or 2014.  Additionally, the Company wanted to maintain its strong financial position (balance sheet) through income generation and pro-active working capital management.

For fiscal year 2013, the Committee determined that the year-end results of each metric (see the “Attainment” column in the above table), weighted as described above, resulted in 75.2% of Target incentive attainment.  See the Summary Compensation Table column (g) for actual incentive payout for each NEO.

Extraordinary items and unanticipated developments throughout the year were considered by the Board’s Audit/Finance Committee to determine any adjustments to a particular bonus metric attainment.  These adjustments were then reviewed and approved by the Committee.  For determining attainment for fiscal year 2013, adjustments for extraordinary items and unanticipated developments included costs related to the restructuring of the Company’s operations, acquisition costs and an inventory strategy program.

Long-Term Equity Incentives

The Committee uses a Stock-Based Incentive Compensation Plan for Officers and Key Employees (the “Executive Stock Plan”) to provide equity compensation to NEOs and other key personnel. Our long-term incentive is designed to create alignment between our executives and our stockholders.  To this end, in our view, our long-term incentive is 100% performance-based and delivered through a combination of three equity vehicles.  The Committee believes such awards focus executives on the Company’s longer-term interests and strategic business decisions and encourage retention.  To determine the mix of equity-based compensation, the Committee considered current industry trends, practice among our Comparator Group, and the behaviors the awards are intended to drive (balancing performance-based RSU awards and stock options, which focus primarily on operating and stock performance, with the time-based vesting elements of performance-based RSUs, which focus primarily on retention).  Applying this analysis for fiscal year 2013, the Committee granted a mix of stock options and performance-based RSUs, more fully described below.  Overall, the mix of long-term incentives is as follows:

Vehicle	Weighting	Description
Stock Options	25%

•    Vest 1/3 per year on the first three anniversary dates of the grant.

•    When stock options are granted, the exercise price is the closing share price on the NYSE on the date of the grant.

•    Options provide a strong tie to stockholders and are inherently performance-based as they only deliver value if the stock price increases.

Performance-based RSUs (TSR)*	40%

•    Provide executives the opportunity to earn 0-200% of the target award of shares based on our Total Shareholder Return vs. TSR Peers over a three-year period.

•    Earned/scored shares are immediately vested at the end of the three-year performance period.

Performance-based RSUs (EPS)*	35%

•    Provide executives the opportunity to earn 0-200% of the target award of shares based on our EPS vs. target over a one-year period.

•    If any shares are earned/scored at the end of the one-year performance period, they vest 50% per year over the subsequent two years.

*Dividends are not paid on these RSUs until the RSUs are earned.

For fiscal year 2013, the Committee relied on benchmarking and each executive’s contributions towards corporate goals to determine the following target values of long-term incentives for each NEO:

NEO	LTI Opportunity
(thousands)
William A. Wulfsohn	$2,337
K. Douglas Ralph	$675
Tony R. Thene*	$0
Sanjay Guglani	$275
Mark S. Kamon	$400
David L. Strobel	$400
Andrew T. Ziolkowski	$275

*Hired January 2013; eligible for LTI program participation effective fiscal year 2014.

Goals for Performance-Based RSUs

As noted above, our performance-based RSUs are comprised of two components, those tied to three-year relative Total Shareholder Return vs. TSR Peers and those tied to achievement of annual EPS goals.  The goals for the fiscal year 2013 awards are detailed below, with the results noted for the cycle concluded at the end of fiscal year 2013.

Performance Targets for EPS-based RSUs

Performance	EPS	Payout As % of Target
Threshold	$2.92	50%
Target	$3.28	100%
Max	$3.80	200%
Actual	$3.02	64%

Performance Targets for TSR-based RSUs

Performance	TSR vs. Peers	Payout As % of Target
Threshold	25th percentile	50%
Target	50th percentile	100%
Max	75th percentile	200%
Actual	55th percentile	120%

For the fiscal year 2013 grant of TSR-based RSUs, performance is measured against a peer group of 17 companies detailed below.  It should be noted that the TSR peers differ from the compensation peers due to several factors, including:

•                  Size — size of a company is less of a factor in stock performance, but does have greater influence on compensation paid to executives; and

•                  Domestic vs. International — due to constraints of disclosure, we focus the compensation peers on United States-based companies as the level of disclosure of compensation practices outside the United States varies on a country-by-country basis.

(millions)	Most
	Recent	Market Cap
Company Name	Revenue	As of 6/30/13
Voestalpine AG	$14,842	$4,716
Sandvik AB	$14,556	$102,797
Reliance Steel & Aluminum Co	$8,442	$5,028
Precision Castparts Corp.	$8,378	$33,016
Steel Dynamics Inc	$7,290	$3,286
AK Steel Holding Corp	$5,934	$414
Daido Steel Co Ltd	$5,330	$209,423
Allegheny Technologies Inc	$5,032	$2,840
Timken Co	$4,987	$5,412
Schmolz + Bickenbach AG	$4,605	$365
Worthington Industries Inc.	$2,612	$2,255
Kennametal Inc.	$2,589	$3,057
Hexcel Corp	$1,578	$3,414
RTI International Metals Inc	$739	$868
Haynes International Inc	$580	$590
Gloria Material Technology Corp	$346	$8,473
Universal Stainless & Alloy Products Inc	$251	$204

In fiscal year 2013, the Committee decided that the above TSR peer group will no longer be used to determine Carpenter’s relative TSR performance under the TSR-based RSU program.  After an extensive analysis of our historical TSR performance as measured against the above TSR peer group and multiple indices, it was determined that the Russell Materials & Processing Growth Index provided a more comprehensive and relevant comparison for our share price performance.  Therefore, Carpenter’s TSR performance will be assessed against the Russell Materials & Processing Growth Index beginning with the fiscal year 2014 TSR-based RSU award.

Additionally, the Committee also modified the 1-year EPS-based performance award program to allow individual participants to elect to receive payment in either cash or Carpenter stock beginning with the fiscal year 2014 grant.  An election to receive cash payment of the award must be made on the earlier of the last day of the fiscal year in which the award is granted and six months prior to the end of the performance period.  The Committee will condition the cash election on the individual’s having met the holding requirement under the Company’s equity ownership guidelines.  This program change was implemented to allow executives the flexibility of receiving cash payments while maintaining a strong link to performance (1-year EPS goals) and retention (earned 1-year EPS units vest 50% in Year 2 and 50% in Year 3).  Even if an election is made to receive payment in cash, the award continues to be denominated as a unit until payment and therefore its value will continue to be tied to the Company’s stock price.  The Committee also added a deferral election option, whereby an individual participant may elect to defer payment of his or her earned EPS-based performance awards until a specific date or event, including separation of service, Disability or a Change in Control event.  Upon such date or event, the Company distributes the participant’s deferred award in a lump sum or in 10 annual installments.

The following chart illustrates graphically the long-term equity incentive plan described above.  Actual long-term incentive awards for fiscal year 2013 for each NEO are set forth in the Summary Compensation Table, columns (e) and (f).

Special Inducement, Recognition or Retention Awards

From time to time, the Committee identifies circumstances giving rise to the need to issue an incentive award, other than during the ordinary cycle, to fulfill particular retention objectives or to recognize special achievements or contributions to the Company.

Mr. Thene was granted, effective January 31, 2013, the date he commenced service as Senior Vice President — Chief Financial Officer, a one-time restricted stock unit award with respect to shares of the Company’s common stock, having a fair market value on that day of $350,035.  One-third of this award will vest on each of January 31, 2014, 2015 and 2016, subject in each case to Mr. Thene’s continued service with the Company through the applicable vesting date.

Upon recommendation of our CEO, the Committee issued special awards for fiscal year 2013 to recognize superior achievement.  One-time restricted stock unit awards were provided to certain NEOs as a result of their individual performance relevant to their particular job responsibilities. The personal performance of these individuals is determined by our CEO, and the following factors were considered in assessing the personal performance against individual objectives of the NEOs in the Summary Compensation Table for 2013:

•                  Mr. Strobel received a one-time restricted stock unit award with respect to shares of the Company’s common stock, with a fair market value of $150,050 and subject to a two-year restriction period, in recognition of his performance relative to the attainment of the successful integration of Latrobe Specialty Metals, the construction of the Athens manufacturing facility, inventory reduction and safety improvements. These results exceeded expectations.

•                  Mr. Ziolkowski received a one-time restricted stock unit award with respect to shares of the Company’s common stock, with a fair market value of $175,049, one-third of which is immediately vested, and the remaining two-thirds of which vest in equal proportions in the following two years, in recognition of his performance relative to the successful integration of Latrobe Specialty Metals. These results exceeded expectations.

Equity Ownership Guidelines

Equity awards earned through the Company’s long-term incentive program help NEOs and other executives adhere to the Company’s equity ownership guidelines.  These guidelines require that Vice Presidents and above hold specific values of equity expressed as a multiple of the executive’s base salary. Holdings may consist of either earned restricted or unrestricted stock or stock units, including shares held in retirement accounts, and there is a five-year phase-in period for satisfying the minimum equity holding requirements.  All NEOs satisfied the Company’s equity holding requirements, with the exception of Mr. Thene, who joined the Company on January 31, 2013.  The Committee, with the input of outside consultants, reviews these requirements regularly and continues to believe these levels are competitive with the market:

Executive Level	Multiple of Base Salary
Chief Executive Officer	5x
Senior Vice Presidents	3x
Vice Presidents	2x

Retirement and Post-Employment Benefits

We believe retirement plans and other post-employment benefits serve to attract and retain talented personnel generally.

The General Retirement Plan for Employees of Carpenter Technology Corporation (“GRP”) is a tax-qualified plan that generally provides retirement benefits to employees, including NEOs, at age 65 (with five years of service), from age 55 (with ten years of service), or at any age with 30 years of service.  For most employees, including the NEOs, these benefits are based on either:  (a) a fixed monthly rate for each year of service; or (b) the sum of (i) the employee’s highest average annual earnings multiplied by 1.3% for each of the first 20 years of service, and (ii) the employee’s highest average annual earnings multiplied by 1.4% for each year of service over 20.  This average is calculated from the highest five annual periods (within the last 20 years) ending on the date of retirement.  Earnings generally include all salaries, bonuses and other cash compensation.  The GRP includes Qualified Supplemental Retirement Benefits (“QSERP”) under the GRP provision, which serve to reduce the Company’s obligations under its non-qualified defined benefit plans (described below) by providing the maximum available benefit under the GRP permitted by applicable nondiscrimination rules under the Internal Revenue Code of 1986, as amended.  The GRP and QSERP were closed to new hires and rehires effective January 1, 2012, and therefore do not apply to Mr. Thene, who commenced employment with the Company on January 31, 2013.

The Company has two restoration plans for those participants whose benefits under the GRP are reduced by limitations under the Internal Revenue Code (the “Code”).  The Earnings Adjustment Plan of Carpenter Technology Corporation (“EAP”) restores any benefits lost under the GRP due to Code limitations on compensation that may be considered in the calculation of benefits under the GRP.  The Benefit Equalization Plan of Carpenter Technology Corporation (“BEP”) restores any benefits lost under the GRP as a result of Code limitations on the maximum annual benefit that may be payable under the GRP.  In general, benefits under these plans are subject to the same administrative rules as the GRP. Each NEO, with the exception of Mr. Thene, is eligible for benefits under the EAP and the BEP.

Our Officers and Key Employees Supplemental Retirement Plan of Carpenter Technology Corporation  (“OSRP”) provides supplemental pension benefits to participants, including NEOs, whose benefits will be reduced under the GRP because of income that they elected to defer under the Company’s deferred compensation plan.  This plan aids our ability to  retain talent by ensuring that a participant’s post-retirement income reflects all of his or her actual earnings during active employment.  The OSRP restores reductions that occur under the GRP because of income deferrals, without regard to any limitations under the Code.  These benefits are subject to the same administrative rules as the GRP.

Our NEOs, with the exception of Messrs. Wulfsohn and Thene, have been designated by the Board as participants under our Supplemental Retirement Plan for Executives of Carpenter Technology Corporation (“SRP”), which was designed to provide a minimum level of post-retirement income to such persons in recognition of their service and dedication to the Company at the management level.  This supplemental benefit is payable for a fixed term of fifteen years, generally commencing in the seventh month following eligibility for GRP monthly payments.  The Committee determined in fiscal year 2010 that the Company’s goals underlying the SRP could be better achieved using alternative means.  Accordingly, the Board of Directors decided on June 29, 2010, to use compensation programs, primarily long-term incentives, to attract and retain mid-career hires, rather than rely upon the SRP, as we believe such long-term incentives further support the Company’s goal of tying pay to performance.  The Board therefore, effective June 30, 2010, closed entry into the SRP and enacted a freeze on SRP benefits to be earned by current active participants in the plan.  Under the freeze, future accruals (5% of a participant’s highest annual earnings per year of service for up to ten years of participation) ceased effective December 31, 2012.

The Health Protection Account (“HPA”) provides retiree medical benefits for certain employees, including NEOs, who are eligible to receive an immediate retirement benefit from the GRP upon termination of employment.  The benefits are equal to monthly credits that participants can use to pay for qualified medical expenses, including the ability to buy into the Carpenter-sponsored retiree medical plans.  The monthly credits are determined at retirement by multiplying a participant’s earned percentage by the applicable premiums for the Carpenter-sponsored retiree medical plan in the year of retirement and vary before and after the age at which a participant and/or dependents are eligible for Medicare.  Monthly credits are capped at $528 per month pre-Medicare and $338 per month post-Medicare for single coverage and at $922 per month pre-Medicare and $593 per month post-Medicare for family coverage.  The earned percentage is equal to 3% per year of continuous service but not less than 50% nor more than 90%.

The Company also provides retiree life insurance benefits for some employees, including NEOs, who are eligible to receive an immediate retirement benefit from the GRP upon termination of employment.  The face amount of the retiree life insurance benefit is equal to $5,000.  Effective June 30, 2010, the Company terminated retiree life insurance plans that provided additional retiree life insurance coverage to officers of the Company, including NEOs.  The termination means that executives who had not yet qualified to retire and had not begun to receive plan benefits as of June 30, 2010, would no longer be eligible for plan participation.  No NEO is receiving coverage at this point.

Benefits for NEOs under the above plans are discussed in detail in the “Executive Compensation” section of this Proxy Statement.

Savings Plans and Deferred Compensation Plan

Our Savings Plans are tax-qualified profit sharing plans.  The Company has a savings plan available to employees of the Company and certain affiliates who were hired prior to January 1, 2012, a savings plan available to employees of the Company and certain affiliates who were hired on and after January 1, 2012, a savings plan for employees of Amega West Services LLC, and a savings plan for collectively bargained employees of Latrobe Steel Company (together referred to as the “Savings Plans”). As further described in the “Tax-Qualified Defined Contribution Pension Plans” section on page 59, NEOs participate in one of the first two savings plans listed above.  If the Company’s contribution to a savings plan for any executive is limited under the Code, the executive will receive any lost contributions under the Company’s deferred compensation plan discussed immediately below.

The Company sponsors a non-qualified, deferred compensation plan for executives, including NEOs, to supplement its tax-qualified Savings Plans.  Executives may annually defer up to 100% of their base pay and entire cash incentive payout.  Each executive, including NEOs, is fully vested in all amounts deferred under this plan, including any Company contributions. These sums are deliverable to the executive later, either on a date selected by the person or upon the occurrence of a specified event.

Perquisites

The Company provides a limited number of perquisites and other personal benefits to NEOs, which it believes are reasonable and consistent with its goal to motivate, attract and retain key executives.  Carpenter believes the perquisites offered also provide benefit to the Company (e.g., encourage executives to manage their health).  The following perquisites are available to each NEO:

•                  Tax preparation fees up to $1,500 (annually);

•                  Financial planning and tax planning expenses up to $8,500 (annually);

•                  Medical examination up to $7,500 (annually or bi-annually, depending on age); and

•                  Employment relocation expenses.

Carpenter believes these items are advantageous to the Company and its stockholders, and they keep these executives focused on the legitimate interests of the business.

Health Benefits and Disability Insurance

The Company currently provides its executive officers with the same health and disability insurance plans afforded to all employees of the Company.  In addition, as mentioned in the Perquisites section above, the Company encourages each executive officer to have a periodic physical examination, reimbursing the executive for certain additional out-of-pocket health costs associated with it that are not covered by the Company’s self-funded plan.  This reimbursement is tax deductible to the Company.

Severance and Employment Arrangements

On June 29, 2010, the Board of Directors approved an executive severance plan, effective July 1, 2010 to create a standard practice of addressing executive severance in certain circumstances.  The plan provides for the continuation of certain elements of compensation and benefits following a termination without cause or resignation for good reason in the absence of a Change in Control.  The continuation period is 18 months for the CEO and 12 months for an Executive Vice President, Senior Vice President or Vice President.

Mr. Wulfsohn has a separate written agreement with the Company relating to his employment, entered into on June 3, 2010, effective July 1, 2010.  So long as this arrangement remains in existence, the executive severance plan described above does not apply to Mr. Wulfsohn.  This arrangement does not require a minimum period of employment for Mr. Wulfsohn.  The arrangement provides for the continuation of certain minimum levels of salary during his employment tenure and for payments in some termination circumstances.  With respect to payments upon separation from employment from the Company under some circumstances, Mr. Wulfsohn is entitled to payments if his separation is initiated by the Company without “cause” or is initiated by him for “good reason”.

Mr. Ralph had a separate written arrangement with the Company relating to his employment, entered into on July 6, 2007.  So long as this arrangement remained in existence, the executive severance plan described above did not apply to Mr. Ralph.  This arrangement did not require a minimum period of employment for Mr. Ralph.  This arrangement provided for the continuation of certain minimum levels of salary and benefits during his employment tenure and for payments in some termination circumstances.  Mr. Ralph’s arrangement provided for an annual base salary and for health and life insurance programs.  With respect to payments upon separation from employment with the Company under some circumstances, Mr. Ralph was entitled to payments unless his separation occurred because of death or for fraud, misconduct or gross neglect of duty.

Additionally, Mr. Ralph and the Company entered into an agreement on September 6, 2012 that addressed his continued service to, and eventual cessation of service with, the Company (the “Transition Agreement”).  Pursuant to the Transition Agreement, Mr. Ralph continued employment with the Company through August 31, 2013 as either the Chief Financial Officer of the Company or as special advisor to the Company’s CEO, to assist with the orderly transition of his responsibilities.  In consideration for Mr. Ralph’s continued service and contingent on his execution of a general release of claims against the Company and its affiliates, the Company agreed to extend the post-termination exercise period of his vested stock options until the end of each respective option’s original term.  Under the Transition Agreement, Mr. Ralph also agreed to refrain from competing with the Company and from soliciting its employees for a period ending three years after the cessation of his employment or, if later, 18 months following his exercise of any Company stock option.  If Mr. Ralph breaches these covenants, all of his then outstanding stock options will be forfeited and he will be required to return to the Company any stock acquired by him upon exercise of a stock option.

Mr. Kamon and the Company entered into an agreement on December 31, 2012, extending the term of Mr. Kamon’s existing non-competition covenant from eighteen (18) months to thirty-six (36) months in exchange for a lump sum consideration payment of $115,002.

Effective September 1, 2010, the Board of Directors approved the Amended and Restated Carpenter Technology Corporation Change in Control Severance Plan (“Change in Control Severance Plan”). The Change in Control Severance Plan provides for certain payments and benefits to a covered executive whose employment with the Company ceases during the two-year period following a Change in Control of the Company due to (i) a termination without “cause” or (ii) a resignation for “good reason”.  In such circumstances, an Associate Vice President or Vice President level employee of the Company would receive: (i) one times his or her annual base salary and (ii) continuation of medical and prescription benefits for 12 months.  A Senior or Executive Vice President would receive: (i) two times his or her annual base salary and (ii) continuation of medical and prescription benefits for 24 months.    Each terminated covered executive would also receive: (i) one times his or her target annual incentive and (ii) outplacement services for 12 months.  The new Change in Control Severance Plan eliminates the gross-up on excise taxes for all executives.

Messrs. Wulfsohn, Guglani, and Ralph have special severance agreements with the Company, which were designed to encourage them to remain with the Company and continue in their duties if there is a pending or potential Change in Control of the Company, and to afford income protection if their respective positions are terminated or significantly changed following a Change in Control.  Mr. Ziolkowski has been transitioned over to the Change in Control Severance Plan and Mr. Guglani will be transitioned to the Change in Control Severance Plan effective October 22, 2013.  Mr. Kamon is retired as of December 31, 2012, and his Special Severance Agreement expired on that date.  Mr. Ralph’s employment terminated as of August 31, 2013, and his Special Severance Agreement therefore expired.  Therefore, neither Mr. Kamon nor Mr. Ralph will transition into the Company’s Change in Control Severance Plan.

These agreements and plans are discussed in more detail in the “Potential Payments Upon Termination of Employment” section of this Proxy Statement.

Tax Deductibility of Compensation

To the extent that the aggregate compensation subject to Section 162(m) of the Internal Revenue Code paid to any NEO (other than our principal financial officer) exceeds $1 million, it is not deductible by the Company for federal income tax purposes unless it is “performance-based” as defined in the Code.  Cash incentives and RSU grants are performance-based only if they are earned based on achieving objective goals under stockholder approved plans.  Cash incentives granted under the EBCP and stock options and performance-based RSUs granted under the Executive Stock Plan are intended to qualify as performance-based compensation under the Code, and each Plan has been approved by the Company’s stockholders.  The Committee has the authority to award some compensation that may not be deductible under the Code, such as RSU grants that are solely time-based, if such compensation advances the overall interests of the business.  Certain portions of the compensation paid to the NEOs may not be deductible under the Code.

HUMAN RESOURCES COMMITTEE REPORT

The Human Resources Committee, which serves as the compensation committee of the Board of Directors for purposes of applicable NYSE and SEC requirements, has reviewed and discussed the foregoing Compensation Discussion and Analysis (“CD&A”) with management.  Based on such review and discussion, the Committee recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference into our 2013 Annual Report on Form 10-K.

This report is respectfully submitted by the members of the Human Resources Committee.

Kathryn C. Turner, Chair

Philip M. Anderson

Steven E. Karol

Gregory A. Pratt

Jeffrey Wadsworth

Stephen M. Ward, Jr.

EXECUTIVE COMPENSATION

The following table contains information concerning the compensation accrued or paid by Carpenter for services rendered during the fiscal years ended June 30, 2013, 2012 and 2011, by Carpenter’s CEO, CFO and each of the other NEOs.

Summary Compensation Table

		Salary	Bonus		Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation (4)	Total
Name and Principal Position	Year	($)	($)		($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)	(j)
Wulfsohn, William A.	2013	$845,467	$0		$2,091,671	$601,481	$634,738	$154,777	$112,711	$4,440,845
President	2012	$820,578	$0		$2,181,147	$614,712	$984,229	$184,806	$128,484	$4,913,956
and Chief Executive Officer	2011	$803,079	$0		$6,461,195	$611,158	$896,036	$58,890	$648,652	$9,479,009

Ralph, K. Douglas	2013	$429,558	$0		$604,087	$173,707	$258,020	$268,951	$39,086	$1,773,409
Former Senior Vice President	2012	$418,641	$0		$649,168	$182,857	$400,175	$462,403	$63,064	$2,176,308
and Chief Financial Officer	2011	$405,874	$0		$632,006	$192,223	$387,736	$241,796	$64,736	$1,924,371

Thene, Tony R.	2013	$276,862	$100,000	(5)	$350,035	$0	$96,463	$0	$14,677	$838,037
Senior Vice President
and Chief Financial Officer

Guglani, Sanjay	2013	$307,536	$0		$246,166	$70,781	$96,958	$102,337	$14,248	$838,026
Vice President - Strategic	2012	$283,826	$0		$345,759	$59,302	$53,066	$202,846	$14,828	$959,626
Planning & Business	2011	$266,626	$0		$176,063	$54,175	$175,067	$96,693	$18,990	$787,614
Development

Kamon, Mark S.	2013	$192,253	$0		$74,760	$0	$123,820	$154,035	$123,933	$668,801
Former Senior Vice President -	2012	$354,885	$0		$384,655	$108,368	$339,232	$754,469	$22,573	$1,964,182
Commercial Specialty Alloys	2011	$346,328	$0		$270,887	$83,350	$289,812	$390,150	$21,344	$1,401,871
Operations

Strobel, David L.	2013	$360,743	$0		$508,084	$102,945	$215,915	$842,102	$21,662	$2,051,451
Senior Vice President-	2012	$326,250	$0		$384,655	$108,368	$312,182	$1,055,329	$25,626	$2,212,410
Global Operations	2011	$254,424	$0		$395,333	$113,784	$237,610	$395,420	$13,309	$1,409,879

Ziolkowski, Andrew T.	2013	$335,147	$0		$421,216	$70,781	$200,599	$211,300	$43,114	$1,282,157
Senior Vice President -	2012	$296,134	$0		$564,513	$74,513	$211,796	$609,983	$31,643	$1,788,583
Commercial SAO &	2011	$270,453	$0		$294,924	$85,804	$88,406	$103,687	$16,551	$859,825
Latrobe Operations

(1)         The grant date fair value of stock awards granted to our NEOs in fiscal year 2013 was computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. Assumptions made in this valuation are set forth in Note 14 to the financial statements contained in Carpenter’s 2013 Annual Report on Form 10-K.

The values shown include time-based restricted stock unit awards and both one- and three-year performance share award opportunities. For the performance share awards, the values in column (e) represent the probable award value on the grant date, which has been determined to be achievement of the relevant performance goals at target. The maximum values of the performance share awards (200% of target) on the grant date were:

	Fiscal Year 2013
Name	1 Year Maximum	3 Year Maximum
William A. Wulfsohn	$1,636,238	$2,547,104
K. Douglas Ralph	$472,570	$735,604
Tony R. Thene	-	-
Sanjay Guglani	$192,589	$299,744
Mark S. Kamon	$58,389	$72,752
David L. Strobel	$280,077	$435,991
Andrew T. Ziolkowski	$192,589	$299,744

Fiscal year 2013 values for Mr. Kamon represent the prorated one- and three-year opportunities based on his December 31, 2012 retirement date.

Actual attainment for one-year performance share awards for all NEOs was 64% in fiscal year 2013.

(2)         The grant date fair value of option awards granted to our NEOs in fiscal year 2013 was computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. Assumptions made in this valuation are set forth in Note 14 to the financial statements contained in Carpenter’s 2013 Annual Report on Form 10-K.

Fiscal year 2013 values for Mr. Kamon reflect the cancellation of options awarded for the fiscal year due to not meeting the minimum one year vesting period.

(3)         Shows the aggregate change in the actuarial present value of accumulated benefits under all defined benefit plans (including non-qualified plans) from July 1 to June 30 of fiscal years 2013, 2012 and 2011.  The amounts were computed using the same assumptions used for financial statements reporting purposes described in Note 10 to the financial statements contained in Carpenter’s 2013 Annual Report on Form 10-K.  Amounts paid under the plans use assumptions contained in the plans and may be different than those used for financial reporting purposes.

For Mr. Kamon, the values of benefits as of June 30, 2013, are based on the actual benefits he elected as a retiree.

(4)         Other income and benefits include: financial and tax counseling and tax preparation, insurance premiums, dividend equivalents on earned unvested restricted stock units, contributions to the Savings Plans and the Deferred Compensation Plan for Officers and Key Employees, unused earned vacation, and relocation benefits for Messrs. Guglani, Wulfsohn and Ziolkowski.  Includes consideration for Mr. Kamon’s agreement to extend his non-compete obligation upon retirement, as described in the “Severance and Employment Arrangements” section of the CD&A.  Not all of the listed income and/or benefits were provided to each NEO.  The All Other Compensation table sets forth items included in the “All Other Compensation” column of the “Summary Compensation Table” above.

(5)         Value represents a sign-on bonus received as part of Mr. Thene’s employment offer.

All Other Compensation Table

Name	Year	Perquisites and Other Personal Benefits ($)		Insurance Premiums ($)	Company Contributions to Retirement and 401(k) Plans ($)	Dividend Equivalents on Restricted Stock Units ($)	Consideration for Extended Non - Compete Obligation ($)	Total ($)
Wulfsohn, William A.	2013	$5,041		$1,836	$29,258	$76,576	$0	$112,711
President	2012	$9,959		$1,598	$19,716	$97,211	$0	$128,484
and Chief Executive Officer	2011	$529,113	(1)	$1,166	$19,508	$98,865	$0	$648,652

Ralph, K. Douglas	2013	$5,988		$1,224	$12,822	$19,052	$0	$39,086
Former Senior Vice President &	2012	$4,461		$1,064	$12,498	$45,041	$0	$63,064
Chief Financial Officer	2011	$8,650		$776	$10,423	$44,887	$0	$64,736

Thene, Tony R.	2013	$0		$510	$11,759	$2,408	$0	$14,677
Senior Vice President and
Chief Financial Officer

Guglani, Sanjay	2013	$0		$895	$9,213	$4,140	$0	$14,248
Vice President - Strategic	2012	$0		$763	$8,515	$5,550	$0	$14,828
Planning & Business	2011	$4,756		$763	$6,848	$6,623	$0	$18,990
Development

Kamon, Mark S.	2013	$0		$544	$6,132	$2,255	$115,002	$123,933
Former Senior Vice President -	2012	$1,541		$936	$10,595	$9,501	$0	$22,573
Commercial Specialty Alloys	2011	$0		$671	$8,891	$11,782	$0	$21,344
Operations

Strobel, David L.	2013	$4,711		$1,062	$10,772	$5,117	$0	$21,662
Senior Vice President -	2012	$6,116		$724	$9,750	$9,036	$0	$25,626
Global Operations	2011	$0		$389	$6,491	$6,429	$0	$13,309

Ziolkowski, Andrew T.	2013	$27,696	(2)	$932	$10,008	$4,478	$0	$43,114
Senior Vice President -	2012	$12,500	(2)	$860	$8,820	$9,463	$0	$31,643
Commercial SAO &	2011	$0		$589	$7,435	$8,527	$0	$16,551
Latrobe Operations

(1)         This amount includes $519,113 for incurred relocation expense and $10,000 for financial planning services.

(2)         Values reflect incurred relocation expenses.

The following table sets forth information about fiscal year 2013 equity award grants to NEOs under the Company’s equity or non-equity incentive plans, which are the Executive Bonus Compensation Plan (“EBCP”) and Stock-Based Incentive Compensation Plan for Officers and Key Employees (the “Executive Stock Plan”) described under the Compensation Discussion and Analysis section of this Proxy Statement.

Fiscal Year 2013 Grants of Plan-Based Awards Table

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of		All Other Option Awards: Number of Securities		Exercise or Base Price	Grant Date Fair Value of Stock
	Grant	Approval								Stock or		Underlying		of Option	and Option
Name	Date	Date	Threshold	Target	Maximum	Threshold	Target	Maximum		Units		Options		Awards	Awards (2)
			($)	($)	($)	(#)	(#)	(#)		(#)		(#)		($ / Sh)	($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)		(i)		(j)		(k)	(l)
Wulfsohn, William A.	07/31/12	07/31/12	$425,000	$850,000	$1,700,000	8,547	17,094	34,188	(3)						$818,119
President	07/31/12	07/31/12				9,768	19,536	39,072	(4)						$1,273,552
and Chief Executive Officer	07/31/12	07/31/12										30,014	(5)	$47.86	$601,481

Ralph, K. Douglas	07/31/12	07/31/12	$172,706	$345,412	$690,824	2,469	4,937	9,874	(3)						$236,285
Former Senior Vice President and	07/31/12	07/31/12				2,821	5,642	11,284	(4)						$367,802
Chief Financial Officer	07/31/12	07/31/12										8,668	(5)	$47.86	$173,707

Thene, Tony R.	01/31/13	12/19/12	$64,169	$128,339	$256,677					6,689	(6)				$350,035
Senior Vice President and
Chief Financial Officer

Guglani, Sanjay	07/31/12	07/31/12	$92,700	$185,400	$370,800	1,006	2,012	4,024	(3)						$96,294
Vice President - Strategic	07/31/12	07/31/12				1,150	2,299	4,598	(4)						$149,872
Planning & Business	07/31/12	07/31/12										3,532	(5)	$47.86	$70,781
Development

Kamon, Mark S.	07/31/12	07/31/12	$158,117	$316,233	$632,466	305	610	1,220	(3)						$29,195
Former Senior Vice President -	07/31/12	07/31/12				279	558	1,116	(4)						$36,376
Commercial Specialty Alloys	07/31/12	07/31/12										0	(5)	-	$0
Operations

Strobel, David L.	07/31/12	07/31/12	$147,290	$294,580	$589,160	1,463	2,926	5,852	(3)						$140,038
Senior Vice President-	07/31/12	07/31/12				1,672	3,344	6,688	(4)						$217,995
Global Operations	07/31/12	07/31/12										5,137	(5)	$47.86	$102,945
	07/30/13	07/30/13								2,863	(7)				$150,050

Ziolkowski, Andrew T.	07/31/12	07/31/12	$148,000	$296,000	$592,000	1,006	2,012	4,024	(3)						$96,294
Senior Vice President -	07/31/12	07/31/12				1,150	2,299	4,598	(4)						$149,872
Commercial SAO &	07/31/12	07/31/12										3,532	(5)	$47.86	$70,781
Latrobe Operations	07/30/13	07/30/13								3,340	(8)				$175,049

(1)                                 Represents target bonus opportunity established by the Board under the EBCP for a one-year performance period beginning July 1, 2012 and ending June 30, 2013.  The threshold is equal to 50% of target and the maximum is equal to 200% of target.

Values for Mr. Ziolkowski reflect his promotion to SVP – Commercial SAO & Latrobe Operations effective January 9, 2013.

(2)                                 The grant date fair value of stock awards granted to our NEOs in fiscal year 2013 was computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. Assumptions made in this valuation are set forth in Note 14 to the financial statements contained in Carpenter’s 2013 Annual Report on Form 10-K.

(3)                                 Represents target equity opportunity established by the Board for a one-year performance period beginning July 1, 2012 and ending June 30, 2013.  The threshold is equal to 50% of target and the maximum is equal to 200% of target.  Values for Mr. Kamon represent the prorated one-year opportunity based on his December 31, 2012 retirement date.  For details of actual attainment, please reference the Executive Compensation section of this Proxy Statement.

(4)                                 Represents target equity opportunity established by the Board for a three-year performance period beginning July 1, 2012 and ending June 30, 2015.  The threshold is equal to 50% of target and the maximum is equal to 200% of target.  Values for Mr. Kamon represent the prorated three-year opportunity based on his December 31, 2012 retirement date.

(5)                                 Represents stock options granted under the Executive Stock Plan during fiscal year 2013.  The options have a ten-year term, become exercisable ratably over a three-year period following the grant date and will expire 90 days following termination of employment, except in the case of death, Disability, or Retirement.  In the event of death or Disability, all options that were granted more than 12 months prior to the event become fully vested and exercisable by the participant or his or her estate for the remainder of the original term.  In the event of Retirement, all unexercisable options granted more than 12 months before such retirement date shall become vested prorata based on the number of days in service during the restriction period, and exercisable by the participant or his or her estate for the remainder of the original term unless the Committee decides otherwise.  Upon a Change in Control, all outstanding options become fully vested and immediately exercisable.  Mr. Kamon’s options granted for fiscal year 2013 were cancelled for failure to meet the minimum one-year employment requirement from grant date.

(6)                                 Represents a one-time special restricted stock unit award under the Executive Stock Plan during fiscal year 2013, as more fully described in the Special Inducement, Recognition or Retention Awards section of the CD&A.  These units will vest in full three years from grant date provided that the NEO remains in service on that date, subject to acceleration upon death, Disability, Retirement or Change in Control.

(7)                                 Represents a one-time special restricted stock unit award under the Executive Stock Plan during fiscal year 2013, as more fully described in the Special Inducement, Recognition or Retention Awards section of the CD&A.  These units will vest in full two years from grant date provided that the NEO remains in service on that date, subject to acceleration upon death, Disability, Retirement or Change in Control.

(8)                                 Represents a one-time special restricted stock unit award under the Executive Stock Plan in recognition of fiscal year 2013 performance, as more fully described in the Special Inducement, Recognition or Retention Awards section of the CD&A.  One-third of these units vested immediately and one-third will vest on each of June 30, 2014 and 2015, provided that the NEO remains in service on the applicable vest date, subject to acceleration upon death, Disability, Retirement or Change in Control.

The following table sets forth information about outstanding equity awards held by the NEOs at the end of fiscal year 2013.

Outstanding Equity Awards At End of Fiscal Year 2013 Table

	Option Awards						Stock Awards

	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised	Option		Number of Shares or Units of Stock That	Market Value of Shares or Units of Stock That	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That
				Unearned Options	Exercise Price	Option Expiration	Have Not Vested(1)	Have Not Vested(2)	Have Not Vested(3)	Have Not Vested(2)
Name	Exercisable	Unexercisable		(#)	($)	Date(13)	(#)	($)	(#)	($)
Wulfsohn, William A.	28,895	14,447	(4)	0	$34.95	07/30/20	88,636	$3,994,825	51,650	$2,327,866
President	8,492	16,983	(5)	0	$56.52	07/28/21
and Chief Executive Officer	0	30,014	(6)	0	$47.86	07/31/22

Ralph, K. Douglas	13,650	0	(7)	0	$43.65	06/30/18	7,129	$321,304	15,198	$684,974
Former Senior Vice President	33,850	0	(8)	0	$17.29	07/29/19
and Chief Financial Officer	8,866	4,432	(4)	0	$34.95	07/30/20
	223	111	(9)	0	$33.85	08/17/20
	2,526	5,052	(5)	0	$56.52	07/28/21
	0	8,668	(6)	0	$47.86	07/31/22

Thene, Tony R.	0	0		0	-	-	6,689	$301,473	0	$0
Senior Vice President
and Chief Financial Officer

Guglani, Sanjay	0	1,281	(4)	0	$34.95	07/30/20	4,134	$186,319	6,193	$279,119
Vice President - Strategic	749	1,497	(5)	0	$56.52	07/28/21
Planning & Business	74	148	(10)	0	$53.75	04/17/22
Development	0	3,532	(6)	0	$47.86	07/31/22

Kamon, Mark S.	19,975	0	(7)	0	$43.65	06/30/18	0	$0	3,390	$152,787
Former Senior Vice President -	12,475	0	(8)	0	$17.29	07/29/19
Commercial Specialty Alloys	5,911	0	(4)	0	$34.95	07/30/20
Operations	4,491	0	(5)	0	$56.52	07/28/21

Strobel, David L.	3,575	0	(7)	0	$43.65	06/30/18	6,693	$301,654	9,006	$405,900
Senior Vice President-	8,875	0	(8)	0	$17.29	07/29/19
Global Operations	1,971	985	(4)	0	$34.95	07/30/20
	2,093	1,046	(11)	0	$32.91	09/07/20
	896	448	(12)	0	$51.26	05/01/21
	1,497	2,994	(5)	0	$56.52	07/28/21
	0	5,137	(6)	0	$47.86	07/31/22

Ziolkowski, Andrew T.	3,558	0	(8)	0	$17.29	07/29/19	10,733	$483,736	6,193	$279,119
Senior Vice President -	2,028	2,028	(4)	0	$34.95	07/30/20
Commercial SAO &	1,030	2,058	(5)	0	$56.52	07/28/21
Latrobe Operations	0	3,532	(6)	0	$47.86	07/31/22

(1)                                 The table in this footnote provides specific information about the respective grant and vesting dates for outstanding shares reflected in the above table:

Named Executive	# of Shares Granted	Grant Date	Vest Date
Wulfsohn, William A.	11,100*	07/28/11	06/30/14 – 50%
	66,596*	07/01/10	07/01/13 – 24.25%
07/01/14 – 24.25%
	10,941	07/31/12	06/30/14 – 50%
06/30/15 – 50%

Ralph, K. Douglas	3,302*	07/28/11	06/30/14 – 50%
	667	08/17/10	08/17/13
	3,160	07/31/12	06/30/14 – 50%
06/30/15 – 50%

Thene, Tony R.	6,689	01/31/13	01/31/16

Guglani, Sanjay	1,500	07/28/11	07/28/14
	1,346*	07/28/11	06/30/14 – 50%
	1,288	07/31/12	06/30/14 – 50%
06/30/15 – 50%

Strobel, David L.	1,957*	07/28/11	06/30/14 – 50%
	1,873	07/31/12	06/30/14 – 50%
06/30/15 – 50%
	2,863	07/30/13	07/30/15
Ziolkowski, Andrew T.	1,345*	07/28/11	06/30/14 – 50%
	1,334	07/30/10	07/30/13
	4,540*	06/01/12	06/30/14 – 33.3%
06/30/15 – 33.3%
	1,288	07/31/12	06/30/14 – 50%
06/30/15 – 50%
	2,226*	07/30/13	06/30/14 – 33.3%
06/30/15 – 33.3%

*represents the remaining unvested units of the original award

(2)                                 Market value is based on the June 28, 2013 closing price of the Company’s common stock ($45.07).

(3)                                 Represents the target and maximum opportunities established by the Board for three-year performance during fiscal years 2013 and 2012, respectively, based on projected attainment percentages on the last day of fiscal year 2013.  Actual number of shares earned, if any, will be determined at the end of the respective performance period.  The threshold is 50% of target and the maximum is 200% of target.

The table in this footnote provides details for the performance-based stock awards reflected in the above table:

Named Executive	Fiscal Year	Number of Unearned Shares	Vest Date
Wulfsohn, William A.	2013	19,536	06/30/15 – 100%
	2012	32,114	06/30/14 – 100%

Ralph, K. Douglas	2013	5,642	06/30/15 – 100%
	2012	9,556	06/30/14 – 100%

Thene, Tony R.*	--	--	--

Guglani, Sanjay	2013	2,299	06/30/15 – 100%
	2012	3,894	06/30/14 – 100%

Kamon, Mark S.	2013	558	06/30/15 – 100%
	2012	2,832	06/30/14 – 100%

Strobel, David L.	2013	3,344	06/30/15 – 100%
	2012	5,662	06/30/14 – 100%

Ziolkowski, Andrew T.	2013	2,299	06/30/15 – 100%
	2012	3,894	06/30/14 – 100%

*  Hired January 31, 2013; eligible for LTI program participation effective fiscal year 2014.

(4)                                 Stock options granted on July 30, 2010; one-third vested on each of  July 30, 2011 and 2012,  and one-third will vest on July 30, 2013, for each of the NEOs with the exception of Mr. Kamon, whose options were subject to accelerated vesting upon his retirement.

(5)                                 Stock options granted on July 28, 2011; one-third vested on July 28, 2012, and one-third will vest on each of July 28, 2013 and 2014, for each of the NEOs with the exception of Mr. Kamon, whose options were subject to accelerated vesting upon his retirement.

(6)                                 Stock options granted on July 31, 2012; one-third will vest on each of July 31, 2013, 2014 and 2015.

(7)                                 Stock options granted on June 30, 2008; one-third vested on each of June 30, 2009, 2010 and 2011.

(8)                                 Stock options granted on July 29, 2009; one-third vested on each of July 29, 2010, 2011 and 2012.

(9)                                 Stock options granted on August 17, 2010; one-third vested on August 17, 2011 and 2012, and one-third will vest on August 17, 2013.

(10)                          Stock options granted on April 17, 2012; one-third vested on April 17, 2013, and one-third will vest on each of April 17, 2014 and 2015.

(11)                          Stock options granted on September 7, 2010; one-third vested on each of September 7, 2011 and 2012, and one-third will vest on September 7, 2013.

(12)                          Stock options granted on May 1, 2011; one-third vested on each of May 1, 2012 and 2013, and one-third will vest on May 1, 2014.

(13)                          Pursuant to a transition agreement entered into with Mr. Ralph, any unexercised stock options held by Mr. Ralph which are vested or will vest by August 31, 2013, will remain exercisable for the duration of their maximum term upon Mr. Ralph’s cessation of service to the Company.

The following table sets forth information about options exercised by, and stock vested for the benefit of, NEOs during fiscal year 2013.

Fiscal Year 2013 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Wulfsohn, William A.	0	$0	30,215	$1,583,558
President and Chief Executive Officer			33,299 11,100	$1,593,024 $500,277
			17,560	$791,429

Ralph, K. Douglas	0	$0	17,450	$815,613
Former Senior Vice President and Chief Financial Officer			27,602 9,271	$1,440,272 $485,904
			3,303	$148,866
			5,388	$242,837

Thene, Tony R.*	-	-	-	-
Senior Vice President and Chief Financial Officer

Guglani, Sanjay	15,012	$324,929	4,575	$213,836
Vice President - Strategic Planning & Business Development			2,678 1,557 1,347	$140,375 $70,174 $60,709

Kamon, Mark S.	0	$0	6,304	$294,649
Former Senior Vice President - Commercial Specialty Alloys Operations			3,434 2,386 2,349	$179,976 $107,537 $105,869

Strobel, David L.	0	$0	4,575	$213,836
Senior Vice President - Global Operations			5,494 1,957	$287,920 $88,202
			3,193	$143,909

Ziolkowski, Andrew T.	0	$0	5,500	$257,070
Senior Vice President - Commercial SAO & Latrobe Operations			3,778 1,346 2,195	$197,984 $60,664 $98,929
			2,270	$118,971

*  Hired January 31, 2013; eligible for LTI program participation effective fiscal year 2014.

Pension Benefits Generally

The Company maintains several pension and related benefit plans in which the NEOs and other executives are eligible to participate.  These plans are described in the subsections that follow this subsection.

The following table sets forth information about the value of accumulated benefits and number of years of credited service under each of the Company’s defined benefit pension plans and supplemental executive retirement plans available to NEOs at the end of fiscal year 2013, based upon assumed retirement dates and the satisfaction of other applicable eligibility criteria under such plans.

Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (1) ($)	Payments During Last Fiscal Year ($)
Wulfsohn, William A.	General Retirement Plan (GRP) (2)	3.00	$398,473	$0
President and Chief Executive Officer	Benefit Equalization Plan (BEP) (3)	3.00	$0	$0

Ralph, K. Douglas	General Retirement Plan (GRP) (2)	6.00	$1,295,863	$0
Former Senior Vice President- and Chief Financial Officer	Benefit Equalization Plan (BEP) (3) Supplemental Retirement Plan for Executives (SRP) (4)	6.00 6.00	$0 $0	$0 $0

Thene, Tony R.	General Retirement Plan (GRP) (2)	0.00	$0	$0
Senior Vice President- and Chief Financial Officer	Benefit Equalization Plan (BEP) (3)	0.00	$0	$0

Guglani, Sanjay	General Retirement Plan (GRP) (2)	5.67	$509,509	$0
Vice President - Strategic Planning & Business Development	Benefit Equalization Plan (BEP) (3) Supplemental Retirement Plan for Executives (SRP) (4)	5.67 5.67	$0 $0	$0 $0

Kamon, Mark S.	General Retirement Plan (GRP) (2)	12.17	$2,172,992	$74,966
Former Senior Vice President - Commercial Specialty Alloys Operations	Benefit Equalization Plan (BEP) (3) Supplemental Retirement Plan for Executives (SRP) (4)	12.17 12.17	$638,133 $59,428	$0 $0

Strobel, David L.	General Retirement Plan (GRP) (2)	30.00	$1,260,030	$0
Senior Vice President- Global Operations	Benefit Equalization Plan (BEP) (3) Supplemental Retirement Plan for Executives (SRP) (4)	30.00 30.00	$1,886,232 $156,755	$0 $0

Ziolkowski, Andrew T.	General Retirement Plan (GRP) (2)	23.58	$1,111,273	$0
Senior Vice President - Commercial SAO & Latrobe Operations	Benefit Equalization Plan (BEP) (3) Supplemental Retirement Plan for Executives (SRP) (4)	23.58 23.58	$968,291 $81,680	$0 $0

(1)                                 The amounts in this column are actuarial present values of the applicable plan accumulated benefits using the same assumptions used for financial statement reporting purposes described in Note 10 to the financial statements contained in Carpenter’s 2013 Annual Report on Form 10-K and further assuming that each NEO retires on his earliest possible retirement date.  The projected age of each NEO’s earliest retirement date is as follows:  Mr. Wulfsohn – 62, Mr. Ralph – 62, Mr. Guglani – 55, Mr. Kamon – 62, Mr. Strobel – 52, and Mr. Ziolkowski – 55.  Assumptions regarding the value of survivor benefits are that 80% of executives are married and wives are three years younger than husbands.  Though all amounts in this column are presented as lump sum present values, only the benefit payable under the GRP is actually payable in the form of a lump sum and only when the executive is eligible for a monthly GRP annuity in the month following separation.  The values reflected for Mr. Kamon represent the value of benefits as of June 30, 2013, based on the benefits he elected as a retiree.  None of the NEOs, with the exception of Messrs. Kamon and Strobel, are currently eligible for a lump sum payment under the GRP.

Mr. Thene is not a participant in the Company’s defined benefit pension plan or supplemental executive retirement plans identified in this table.

(2)                                 The GRP is a tax-qualified defined benefit pension plan provided to a broad group of employees.  It is described in greater detail elsewhere in the following subsection.  The GRP was closed to new hires and rehires effective January 1, 2012.

(3)                                 The BEP restores benefits that would otherwise be payable under the GRP except for the limitation by the Internal Revenue Code of 1986, as amended, upon the annual benefit that may be paid under qualified plans.  Benefits under the applicable plan or plans are generally paid in the form of an annuity.

(4)                                 Carpenter’s SRP provides a benefit in excess of benefits payable under the GRP, Carpenter’s other non-qualified pension plans and Social Security. The benefit under the SRP is calculated similarly to the GRP except that the SRP benefit (in conjunction with the benefit plans it supplements) is limited to 60% of average compensation plus ¼% for each year of service over 30.   Benefits under the applicable plan or plans are generally paid in the form of an annuity.

The Board froze entry of new participants into the SRP effective June 30, 2010, and enacted a freeze on SRP benefits to be earned by current active participants.  Please refer to the “Retirement and Post-Employment Benefits” section of the CD&A.

Tax-Qualified Defined Benefit Pension Plan

Participation

During fiscal year 2013, all of the NEOs with the exception of Mr. Thene were eligible to participate in the tax-qualified GRP.  The GRP was closed to new hires and rehires effective January 1, 2012, and therefore does not apply to Mr. Thene who commenced employment with the Company on January 31, 2013.

GRP Calculation

Retirement benefits pursuant to the GRP are calculated using a formula that takes into account a participant’s years of credited service and average compensation during the five highest 12-month calculation periods that occur during the last 240 full calendar months of employment.  Average compensation includes cash bonuses, but excludes income attributable to equity-based compensation.  These retirement benefits are subject to certain limitations under the Internal Revenue Code relating to the maximum amount of compensation that may be taken into account under a tax-qualified plan and relating to the maximum annual benefit that may be paid to any participant by such a plan.

GRP Payment to Executive

All payments to a participant or any beneficiary pursuant to the GRP are conditioned upon the circumstances surrounding the participant’s separation from employment, which dictate whether the participant is entitled to an annuity payable beginning in the month immediately following separation (an “immediate annuity”) or an annuity payable beginning at a later date (a “deferred annuity”), and whether or not the immediate annuity, if applicable, will be reduced to account for the participant’s age at the commencement of the annuity.  An unreduced immediate annuity is referred to as a “full pension”.

Full Pension:  A participant is entitled to a full pension if (i) he or she separates from employment at or after age 65 having provided at least five years of service; (ii) he or she retires at any age with at least 30 years of service; or (iii) he or she retires at age 62 with at least 10 years of service.  A full pension is also available based upon permanent disability if the participant has provided at least 15 years of service to the Company, or generally by reason of a permanent shutdown of a plant, department or subdivision or by reason of a layoff and where the participant’s age plus service equals one of the following totals:

Employee’s Age	Employee’s Service	Age + Service =
Under 55	At least 20 years	65 but not 80
Under 55	At least 15 years	At least 80
55 but not 62	At least 15 years	At least 70

Early Pension (payable immediately with age discount):  Early retirement is available at age 55 after at least 10 years of service (with the benefit amount otherwise payable at age 65 discounted to account for the time during which benefits are paid prior to the participant reaching age 62) or at age 60 after at least five years of service (with the benefit amount otherwise payable at age 65 discounted for the time during which benefits are paid prior to the participant reaching age 65).

Deferred Vested Pension:  A participant with a vested pension who separates from service without being eligible for an immediate annuity does not attain any of the foregoing and is entitled to receive a deferred vested pension that is generally payable without discount at age 65 (or at age 62 if the participant terminated employment after at least 15 years of service).  A participant with a deferred vested pension who terminates employment prior to age 55 after at least 10 years of employment may elect to have a discounted benefit commence at age 55 in lieu of a benefit commencing at age 65.  A participant with a deferred vested pension who terminates employment prior to age 55 with less than 10 years of employment may elect to have a discounted benefit commence at age 60 in lieu of a benefit commencing at age 65.

Form of GRP Payments

Benefits collected pursuant to the GRP are typically paid as a monthly annuity for either the life of the employee, or the joint lives of the employee and beneficiary.  A participant may elect a lump sum payment when the monthly annuity would be otherwise payable in the month following separation.

Non-Qualified Defined Benefit Pension Plans

Participation

During fiscal year 2013, Messrs. Kamon, Ralph, Strobel, Guglani and Ziolkowski participated in the SRP and up to three other non-qualified retirement plans that restore various payments that are restricted under the GRP.  Mr. Wulfsohn participated in the three other non-qualified retirement plans that restore various payments that are restricted under the GRP and is not eligible to participate in the SRP.  Mr. Thene is not a participant in the SRP or the three other non-qualified retirement plans.

SRP Calculation

The SRP pays a retirement benefit that normally supplements payments from the GRP, Social Security and all non-qualified defined benefit plans of the Company.  The retirement benefit under the SRP is calculated similarly to the retirement benefit under the GRP, with three exceptions: (i) “compensation” for purposes of the SRP includes certain items of remuneration that are not included in “compensation” for purposes of the GRP; (ii) the SRP does not incorporate limitations on the amount of compensation taken into account under the GRP; and (iii) the SRP benefit is limited so that the sum of the participant’s GRP benefit, Primary Social Security Benefit Amount, and non-contributory benefits from all non-qualified deferred compensation plans sponsored by the Company, plus any SRP benefit amount, cannot exceed 60% of a participant’s average compensation plus ¼% for each year of service over 30 years.  The SRP was closed to newly hired or rehired employees on and after July 1, 2010.

Other Non-Qualified Plan Calculations

In addition to the SRP, the Company has three non-qualified plans that restore benefits that (i) would have been payable under the GRP but for Internal Revenue Service (“IRS”) limits on the amount of compensation payable under a tax-qualified plan; or (ii) are lost under the GRP due to voluntary deferrals under Carpenter’s non-qualified Deferred Compensation Plan for Officers and Key Employees (“NQDCP”).  The Earnings Adjustment

Plan of Carpenter Technology Corporation (the “EAP”) restores benefits not paid under the GRP because of limitations on the amount of compensation that may be considered under a tax-qualified plan ($255,000 in 2013 and $250,000 in 2012).  The Benefit Equalization Plan of Carpenter Technology Corporation (the “BEP”) restores benefits not paid under the GRP because of limitations on annual benefits that may be paid from a tax-qualified plan ($205,000 in 2013 and $200,000 in 2012).  The Officer and Key Employees Supplemental Retirement Plan of Carpenter Technology Corporation (the “OSRP”) restores benefits not paid under the GRP due to voluntary deferrals under the NQDCP.

Non-Qualified Payments to Executive

All non-qualified payments to an executive or any beneficiary of an executive are conditioned upon the participant’s separation of employment or (in some instances) on the occurrence of a Change in Control.  The following paragraphs describe the eligibility and commencement timing for benefits under the SRP:

Full Pension:  A participant is entitled to a full pension if (i) he or she separates from employment at or after age 62 after at least five years of service; or (ii) he or she retires at any age after at least 30 years of service.  Such full pension is payable on or about the first day of the month following separation from employment.

Early Pension (payable immediately with age discount):   A participant with a vested pension who separates from employment is eligible for an immediate annuity so long as the participant meets the following requirements:  (i) attainment of age 55, having provided at least 10 years but fewer than 30 years of service; or (ii) attainment of age 60 having provided fewer than 10 years of service.  The benefit that is payable is the benefit amount otherwise payable at age 62 discounted to account for the time during which benefits are paid prior to the participant reaching age 62.  A disabled participant may commence receipt of early pension payments pursuant to the SRP at any age.

Deferred Vested Pension:  A participant with a vested pension who separates from employment without being eligible for an immediate annuity as described above is entitled to a deferred vested pension, payable beginning in the first month following the participant’s attainment of age 55 if the participant provided at least 10 years of service (with the benefit amount otherwise payable at age 65 discounted to account for the time during which benefits are paid prior to the participant reaching age 62) or age 60 if the participant provided fewer than 10 years of service (with the benefit amount otherwise payable at age 65 discounted to account for the time during which benefits are paid prior to the participant reaching age 65).

With respect to all of the non-qualified plans, payment of benefit amounts for Specified Employees, as defined under Internal Revenue Code Section 409A, are subject to a six-month delay from date of separation from service.

Form of Non-Qualified Pension Payments

Except when benefits become payable because of a Change in Control, the SRP pays a 15-year certain benefit to the executive or applicable beneficiary.  Benefits under the other non-qualified defined benefit plans are generally paid in the form of an annuity.  Participants may not elect a lump sum payment under any of the non-qualified defined benefit plans, although benefits are paid as a lump sum under the non-qualified plans if they become payable because of a Change in Control.

Eligibility of Named Executive Officers at June 30, 2013

Mr. Strobel is eligible for a Full Pension under each of the GRP, SRP and other non-qualified plans.  Mr. Kamon retired effective December 31, 2012.  No other NEO is yet eligible for a Full or Early Pension under the GRP, SRP or other non-qualified plans without special circumstances.

Non-Qualified Defined Contribution Plan for Officers and Key Employees

Under the NQDCP, a participant may defer an additional amount (beyond the amount deferred under a tax-qualified defined contribution plan), not to exceed 100% of base salary, plus all or a portion of bonuses earned under the EBCP.  Under the NQDCP, the account established for a participant was credited for fiscal year 2013 with an employer contribution equal to 3% of the portion of a participant’s base salary that exceeds the limitations set by the IRS on compensation that may be taken into account under the Savings Plans ($255,000 in 2013 and $250,000 in 2012) and such amounts vest immediately.

A participant’s NQDCP account has the same investment options as those available under the Savings Plans, except that the NQDCP does not include the Standish Mellon Stable Value Fund or Carpenter stock investment options.  While the NQDCP is intended to be an unfunded plan, benefits under the NQDCP may be payable from a trust established by the Company to assist in meeting the obligations of the NQDCP at stated times or on the occurrence of stated events, and a participant may elect distribution in a lump sum or annual installments (over either 10 or 15 years).

Fiscal Year 2013 Non-Qualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year (1) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Wulfsohn, William A.	$0	$21,608	$3,121	$0	$46,110
President
and Chief Executive Officer

Ralph, K. Douglas	$0	$5,134	$1,817	$0	$26,734
Former Senior Vice President
and Chief Financial Officer

Thene, Tony R.	$0	$0	$0	$0	$0
Senior Vice President
and Chief Financial Officer

Guglani, Sanjay	$0	$1,438	$365	$0	$4,318
Vice President -Strategic
Planning & Business
Development

Kamon, Mark S.	$0	$3,506	$1,747	$0	$22,827
Former Senior Vice President -
Commercial Specialty Alloys
Operations

Strobel, David L.	$0	$2,624	$20,138	$0	$161,914
Senior Vice President -
Global Operations

Ziolkowski, Andrew T.	$0	$1,578	$325	$0	$4,085
Senior Vice President -
Commercial SAO &
Latrobe Operations

(1)                                 Reflects the fiscal year 2013 Company contribution to the NQDCP, which amount is also included in column (i) of the Summary Compensation Table.

Tax-Qualified Defined Contribution Pension Plans

Messrs. Wulfsohn, Guglani, Kamon, Ralph, Strobel and Ziolkowski are participants under the Company’s tax-qualified 401(k) plan that was closed to new hires and rehires of the Company and certain affiliates effective January 1, 2012 (the “Pre-2012 Savings Plan”).  Under this Plan, the account of every eligible participant is credited annually with an employer contribution of 3% of base salary (subject to IRS limits on the maximum compensation that may be taken into account for this purpose).  The Pre-2012 Savings Plan does not provide for employer matching contributions.  In addition, an eligible participant may contribute to his or her plan account up to an additional 100% of base salary (subject to the same IRS limit on maximum compensation that can be taken into account for such purposes).  Participant contributions during a calendar year may not exceed an annual limit, which for 2013 is $17,500 and for 2012 was $17,000, unless the participant is or will become age 50 or older during such calendar year, in which event the annual limit is $23,000 in 2013 and was $22,500 in 2012.  The Pre-2012 Savings Plan allowed for immediate participation by all eligible employees hired prior to January 1, 2012 and immediate vesting of all contributions.

Mr. Thene is a participant under Carpenter’s tax-qualified 401(k) plan that is available to new hires and rehires of the Company and certain affiliates on or after January 1, 2012 (the “2012 Savings Plan”) due to his hire date of January 31, 2013.  The 2012 Savings Plan credits the account of every eligible participant annually with an employer contribution of 3% of base salary and an employer matching contribution of up to 6% (subject to IRS limits on the maximum compensation that may be taken into account for this purpose).   In addition, an eligible participant may contribute to his or her plan account up to an additional 100% of base salary (subject to the same IRS limit on maximum compensation that can be taken into account for such purposes).  Participant contributions during a calendar year may not exceed an annual limit, which for 2013 is $17,500 and for 2012 was $17,000, unless the participant is or will become age 50 or older during such calendar year, in which event the annual limit is $23,000 in 2013 and was $22,500 in 2012.  The 2012 Savings Plan allows for immediate participation by all eligible employees hired on or after January 1, 2012 and immediate vesting of all contributions.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT

The table presented in this section illustrates the benefits that would be payable to each of the NEOs in connection with a hypothetical termination of employment or Change in Control on the last day of our most recently completed fiscal year.

The table reflects that the Company’s Stock-Based Incentive Compensation Plan provides, upon a Change in Control, for the waiver of performance and vesting conditions otherwise applicable to outstanding equity awards.  For this purpose, “Change in Control” includes (i) acquisition by a person or group, during any time period, of more than 50% of the Company’s outstanding common stock; (ii) acquisition by a person or group, during any 12 month period, of stock representing more than 35% of the combined voting power of the Company’s then outstanding securities; (iii) change in the composition of the majority of the Board without the approval of the incumbent directors; or (iv) sale of 50% or more of the Company’s assets.

The table also reflects that the Company has entered into Special Severance Agreements with Messrs. Wulfsohn,  Ralph, and Guglani.  These agreements, in effect, convert into a three-year employment agreement for the executive only upon the occurrence of a Change in Control of the Company.  For purposes of the Special Severance Agreement, “Change in Control” includes (i) acquisition by a person or group of more than 20% of the Company’s outstanding common stock or more than 20% of the combined voting power of the Company’s then outstanding securities; (ii) change in the composition of the majority of the Board without the approval of the incumbent directors; (iii) certain mergers, sales of assets or similar transactions where the Company’s stockholders, determined immediately before the transaction, do not control the surviving entity; or (iv) stockholder approval of a liquidation or dissolution of the Company.

Following a Change in Control under the Special Severance Agreement for Mr. Wulfsohn, if his employment is terminated without cause or he resigns with good reason, in addition to any other rights or benefits to which he is entitled in the ordinary course, he will receive (i) a pro-rata target annual bonus for the year of termination; (ii) a lump sum severance payment equal to three times the sum of his base salary and target annual bonus; (iii) eighteen months of continued health and welfare benefits; (iv) up to twelve months of executive outplacement services; and (v) reimbursement of any reasonable legal fees incurred to enforce the Special Severance Agreement.  The original term of this Special Severance Agreement is three years, and the term is automatically extended on each one-year anniversary date to again become three years from such anniversary date, unless Mr. Wulfsohn receives written notice from the Company sixty days prior to any such anniversary date that such term will not be extended.

The Special Severance Agreements for Messrs. Ralph and Guglani each provide that following a Change in Control, if the executive’s employment is terminated without cause or he resigns with good reason, in addition to any other rights or benefits to which he is entitled in the ordinary course, the executive will receive (i) a pro-rata target annual bonus for the year of termination; (ii) a lump sum severance payment equal to three times the sum of base salary and target annual bonus for Mr. Ralph and two times base salary and target annual bonus for Mr. Guglani; (iii) an additional lump sum payment equal to the excess of the present value of the pension benefit he would have been entitled to receive had he remained employed for three additional years over the present value of his actual pension benefit; (iv) three years of continued health and welfare benefits; (v) three years of continued fringe benefits, consisting of financial and tax planning and tax preparation services; (vi) up to twelve months of executive outplacement services; (vii) a tax gross-up payment to insulate the executive from the impact of golden parachute excise taxes; and (viii) reimbursement of any reasonable legal fees incurred to enforce the Special Severance Agreement.  The original term of each Special Severance Agreement is three years, and the term is automatically extended on each one-year anniversary date to again become three years from such anniversary date, unless the executive receives written notice from the Company sixty days prior to any such anniversary date that such term will not be extended.  Messrs. Ralph and Guglani each received notice from the Company that his Agreement term will not be extended.   Mr. Guglani will be transitioned over to the Amended and Restated Change in Control Severance Plan effective October 22, 2013, and Mr. Ralph will remain eligible for benefits under his existing Special Severance Agreement until his retirement date effective August 31, 2013.

The table also reflects that the Company has an Amended and Restated Change in Control Severance Plan under which Messrs. Thene, Strobel and Ziolkowski are covered.  For purposes of the Change in Control Severance Plan, “Change in Control” includes (i) acquisition by a person or group of more than 50% of the Company’s outstanding common stock or more than 50% of the combined voting power of the Company’s then outstanding securities; (ii) change in the composition of the majority of the Board without the approval of the incumbent directors; (iii) certain mergers, sales of assets or similar transactions where the Company’s stockholders, determined immediately before the transaction, do not control the surviving entity; or (iv) stockholder approval of a liquidation or dissolution of the Company.

Following a Change in Control under the Change in Control Severance Plan, if the executive’s employment is terminated without cause or he resigns with good reason, in addition to any other rights or benefits to which he is entitled in the ordinary course, he will receive (i) a lump sum severance payment equal to two times the sum of his base salary, one time his target annual bonus, plus six months of medical and prescription coverage; (ii) eighteen months of continued health and welfare benefits under COBRA; (iii) up to twelve months of executive outplacement services; and (iv) reimbursement of any reasonable legal fees incurred to enforce the Change in Control Severance Plan.  The foregoing notwithstanding, benefits payable under the Change in Control Severance Plan will be reduced to the extent necessary to ensure that those benefits when added to any other payments, rights or benefits due to the executive in connection with the Change in Control, do not implicate the deductibility limitations of Section 280G of the Internal Revenue Code.

The table also reflects that the Company has an Executive Severance Plan under which Messrs. Thene, Guglani, Strobel and Ziolkowski are covered.  In the event that an executive’s employment is terminated without cause or he resigns with good reason in the absence of a Change in Control, he will receive (i) twelve months of base salary continuation; (ii) an annual cash bonus for the year of termination equal to actual salary paid multiplied by target multiplied by the actual attainment percentage; (iii) twelve months of continued health and welfare benefits under COBRA; and (iv) up to twelve months of executive outplacement services.  Messrs. Wulfsohn and Ralph have severance arrangements under separate written agreements, which are discussed in the “Severance and Employment Arrangements” section of the CD&A.

Under Mr. Wulfsohn’s employment agreement, if his employment is terminated without cause or he resigns with good reason in absence of a Change in Control, he will receive (i) eighteen months of base salary continuation; (ii) a pro-rata target annual bonus for the year of termination; (iii) eighteen months of continued health and welfare benefits under COBRA; (iv) up to twelve months of executive outplacement services; and (v) accelerated vesting of time-based equity incentives determined ratably on a monthly basis and considering an additional twelve months of service credit from the separation date for purposes of determining number of vested shares.

Under Mr. Ralph’s employment letter, if his employment is terminated without cause or he resigns with good reason in the absence of a Change in Control, he will receive twelve months of base salary continuation and twelve months of continued health and welfare benefits.

As previously announced, Mr. Ralph has communicated to the Company his desire to retire from his role as the Company’s CFO.  Mr. Ralph continued his employment with the Company through August 31, 2013 as either the CFO of the Company or as special advisor to the Company’s CEO, to assist with the orderly transition of his responsibilities to Mr. Thene.  Mr. Ralph continued to participate in the Company’s compensation programs and remained eligible to accrue all benefits to which he would otherwise be eligible until the effective date of his cessation of service to the Company.  Except as described in the next sentence, Mr. Ralph did not receive any compensation or benefits in connection with his cessation of service to the Company other than those to which he would have been eligible to receive at the time of his cessation of service as described in this Proxy Statement and as may be described in future filings the Company will make with the SEC.  Pursuant to a transition agreement entered into with Mr. Ralph, any vested unexercised stock options held by him will remain exercisable for the duration of their original term upon his cessation of service to the Company.

The table does not include benefits that are generally available to salaried employees on a non-discriminatory basis, previously vested stock awards, or benefits disclosed in the Pension Benefits Table and the Non-Qualified Deferred Compensation Plan Table to the extent payable in the ordinary course (i.e., without enhancement attributable to the severance event or Change in Control).  The table in all cases assumes the termination event occurred on June 28, 2013 and values equity awards based on the per share closing price of the Company’s common stock on that date ($45.07).  This table is intended only for illustrative purposes; the rights and benefits due to any executive upon an actual termination of employment or Change in Control can only be determined at the time of such event, based on circumstances then existing and arrangements then in effect.

Fiscal Year 2013 Potential Payments Upon Termination or Change in Control Table

		Before Change in	Before Change in	Before Change in Control	After Change in Control (1)
Named Executive	Benefit	Control Retirement Resignation	Control Death or Disability	Other Termination or Resignation for Good Reason	Other Termination or Resignation for Good Reason
Wulfsohn, William A.	Stock Option Award (07/30/10) (2)	$0	$146,207	$146,207	$146,207
President and Chief Executive Officer	Restricted Stock Unit Award (07/01/10) Performance Share Award (07/28/11)	$0 $0	$3,001,482 $500,277	$3,001,482 $500,277	$3,001,482 $500,277
	Performance Share Opportunity (07/28/11) (3)	$0	$964,498	$0	$723,374
	Performance Share Award (07/31/12)	$0	$493,073	$246,537	$770,427
	Performance Share Opportunity (07/31/12) (4)	$0	$293,496	$0	$880,488
	Severance - Employment Agreement (5)	$0	$0	$1,320,182	$0
	Severance - Change in Control Agreement (8)	$0	$0	$0	$5,145,182

Ralph, K. Douglas	Stock Option Award (07/30/10) (2)	$0	$44,852	$44,852	$44,852
Former Senior Vice President and Chief Financial Officer	Stock Option Award (08/17/10) (2) Restricted Stock Unit Award (08/17/10)	$0 $0	$1,245 $30,062	$1,245 $0	$1,245 $30,062
	Performance Share Award (07/28/11)	$0	$148,821	$0	$148,821
	Performance Share Opportunity (07/28/11) (3)	$0	$287,126	$0	$215,344
	Performance Share Award (07/31/12)	$0	$142,407	$0	$222,511
	Performance Share Opportunity (07/31/12) (4)	$0	$84,762	$0	$254,285
	Severance - Employment Agreement (6)	$0	$0	$451,139	$0
	Severance - Change in Control Agreement (9)	$0	$0	$0	$2,958,105

Thene, Tony R.	Restricted Stock Unit Award (01/31/13)	$0	$301,473	$0	$301,473
Senior Vice President and Chief Financial Officer	Severance - Executive Severance Plan (7) Severance - Change in Control Plan (10)	$0 $0	$0 $0	$474,300 $0	$0 $1,273,203

Guglani, Sanjay	Stock Option Award (07/30/10) (2)	$0	$12,964	$0	$12,964
Vice President - Strategic Planning & Business Development	Restricted Stock Unit Award (07/28/11) Performance Share Award (07/28/11) Performance Share Opportunity (07/28/11) (3)	$0 $0 $0	$67,605 $60,664 $85,092	$0 $0 $0	$67,605 $60,664 $63,819
	Performance Share Award (07/31/12)	$0	$58,036	$0	$90,681
	Performance Share Opportunity (07/31/12) (4)	$0	$34,539	$0	$103,616
	Severance - Executive Severance Plan (7)	$0	$0	$345,788	$0
	Severance - Change in Control Agreement (9)	$0	$0	$0	$1,359,313

Kamon, Mark S.	Performance Share Opportunity (07/28/11) (3)	$127,638	$127,638	$0	$63,819
Former Senior Vice President - Commercial Specialty Alloys Operations	Performance Share Award (07/31/12) Performance Share Opportunity (07/31/12) (4)	$17,595 $25,149	$17,595 $25,149	$0 $0	$17,595 $25,149

Strobel, David L.	Stock Option Award (07/30/10) (2)	$9,968	$9,968	$9,968	$9,968
Senior Vice President - Global Operations	Stock Option Award (09/07/10) (2) Performance Share Opportunity (07/28/11) (3)	$12,719 $170,124	$12,719 $170,124	$12,719 $170,124	$12,719 $127,593
	Performance Share Award (07/31/12)	$28,133	$28,133	$28,133	$131,875
	Performance Share Opportunity (07/31/12) (4)	$50,238	$50,238	$50,238	$150,714
	Restricted Stock Unit Award (07/30/13)	$43,012	$129,035	$43,012	$129,035
	Severance - Executive Severance Plan (7)	$0	$0	$405,013	$0
	Severance - Change in Control Plan (10)	$0	$0	$0	$1,085,310

Ziolkowski, Andrew T.	Stock Option Award (07/30/10) (2)	$0	$20,523	$0	$20,523
Senior Vice President - Commercial SAO & Latrobe Operations	Restricted Stock Unit Award (07/30/10) Performance Share Opportunity (07/28/11) (3) Restricted Stock Unit Award (06/01/12)	$0 $0 $0	$60,123 $117,002 $204,618	$0 $0 $0	$60,123 $87,751 $204,618
	Performance Share Award (07/31/12)	$0	$38,690	$0	$90,681
	Performance Share Opportunity (07/31/12) (4)	$0	$34,539	$0	$103,616
	Restricted Stock Unit Award (07/30/13)	$0	$100,356	$0	$100,356
	Severance - Executive Severance Plan (7)	$0	$0	$406,788	$0
	Severance - Change in Control Plan (10)	$0	$0	$0	$1,089,576

(1)                                 Values above the dotted line are attained at the time of a Change in Control with or without termination of employment.  Values below the dotted line require a Change in Control and a subsequent severance event.

(2)                                 The stock values are based on the terms of the Executive Stock Plan and would result from immediate vesting following separation from service due to death, Disability, Retirement, or a Change in Control.  The value of stock option acceleration is reflected as the option spread of the award as of year-end.

(3)                                 Values represent (i) two-thirds of the maximum target performance opportunity in the case of death or Disability; and (ii) one hundred percent of the target performance opportunity in the case of a Change in Control.

(4)                                 Values represent (i) one-third of the target performance opportunity in the case of death or Disability; and (ii) one hundred percent of the target performance opportunity in the case of Change in Control.

(5)                                 Mr. Wulfsohn has a separate written severance arrangement with the Company.  If Mr. Wulfsohn is terminated by the Company for other than cause or he resigns with good reason, he will receive (i) 18 months of base salary continuation; (ii) a pro-rated target annual bonus for the year of termination; (iii) 18 months continuation of health and welfare benefits under COBRA; and (iv) reasonable outplacement services for a period of 12 months.  The pro-rated target annual bonus is not applicable for the hypothetical terminations shown in this table and, therefore, is not included in the values shown.  Mr. Wulfsohn is entitled to accelerated vesting of time-based equity incentives determined ratably on a monthly basis and considering an additional twelve months of service credit from separation date for purposes of determining number of vested shares.  Such accelerated vesting is not shown in the table below, but is separately stated in the main table above.  The values of the described benefits are as follows:

Named Executive	Base Salary	Benefit Continuation	Outplacement	Total
William A. Wulfsohn	$1,275,000	$25,182	$20,000	$1,320,182

(6)                                 Mr. Ralph has a separate written severance arrangement with the Company.  If Mr. Ralph is terminated by the Company for other than cause or he resigns with good reason, he will receive one year of continued base salary and one year continuation of health and welfare benefits.  The values of the described benefits are as follows:

Named Executive	Base Salary	Benefit Continuation	Total
K. Douglas Ralph	$431,765	$19,374	$451,139

(7)                                 On June 29, 2010, the Board of Directors approved an Executive Severance Plan, effective July 1, 2010, to create a standard practice of addressing executive severance in certain circumstances.  Messrs. Thene, Guglani, Strobel and Ziolkowski are subject to the provisions of this plan.  Details of the Executive Severance Plan are summarized above.  The values of the described benefits are as follows:

Named Executive	Base Salary	Benefit Continuation	Outplacement	Total
Tony R. Thene	$430,000	$24,300	$20,000	$474,300
Sanjay Guglani	$309,000	$16,788	$20,000	$345,788
David L. Strobel	$368,225	$16,788	$20,000	$405,013
Andrew T. Ziolkowski	$370,000	$16,788	$20,000	$406,788

Mr. Kamon retired from the Company on December 31, 2012, and, therefore, has no severance benefits.

(8)                                 Mr. Wulfsohn has a separate written Change in Control Agreement with the Company.  In the event of a termination by the Company without cause or a resignation with good reason following a Change in Control, the total value of the severance package for Mr. Wulfsohn consists of three times base salary plus three times annual cash (EBCP) target bonus, 18 months continuation of medical and prescription benefits, and outplacement services for one year.  The values of the described benefits are as follows:

Named Executive	Base Salary and Bonus	Benefit Continuation	Outplacement	Total
William A. Wulfsohn	$5,100,000	$25,182	$20,000	$5,145,182

(9)                                 Messrs. Ralph and Guglani each have a separate written Change in Control Agreement with the Company.  In the event of a termination by the Company without cause or a resignation with good reason following a Change in Control, the total value of the severance package consists of (i) three times base salary plus three times annual cash (EBCP) target bonus for Mr. Ralph, and two times base salary plus two times annual cash (EBCP) target bonus for Mr. Guglani; (ii) fringe benefits; (iii) continuation of medical, prescription, dental and vision benefits for three years; and (iv) the additional value of pension benefits attributable to full vesting and an additional three years of service credit.  The values of the described benefits are as follows:

Named Executive	Base Salary and Bonus	Pension Benefits	Benefit Continuation	Fringe Benefits	Total
K. Douglas Ralph	$2,331,531	$518,452	$58,122	$50,000*	$2,958,105
Sanjay Guglani	$988,800	$263,846	$56,667	$50,000*	$1,359,313

*Fringe benefits (perquisites) are assumed as follows:  outplacement services for one year at a maximum amount of $20,000; annual financial and tax planning services and tax filing services for three years at annual maximum amounts of $8,500 and $1,500, respectively.

(10)                      Effective September 1, 2010, the Board of Directors approved an Amended and Restated Change in Control Severance Plan.  Messrs. Thene, Strobel and Ziolkowski are subject to the Change in Control Severance Plan, the details of which are summarized in this section.  The values of the described benefits are as follows:

Named Executive	Base Salary and Bonus	Benefit Continuation	Outplacement	Total
Tony R. Thene	$1,204,000	$49,203	$20,000	$1,273,203
David L. Strobel	$1,031,030	$34,280	$20,000	$1,085,310
Andrew T. Ziolkowski	$1,036,000	$33,576	$20,000	$1,089,576

Mr. Kamon retired from the Company on December 31, 2012, and, therefore, has no Change in Control Severance Benefits.

Mr. Thene is the only NEO subject to a cut back provision with an aggregate parachute value, consisting of payments or distributions payable pursuant to the Change in Control Severance Plan or otherwise, that exceeds the threshold amount that would subject him to the excise tax under IRC Section 4999.  Pursuant to the terms of the Change in Control Severance Plan, Mr. Thene would have his severance benefits cut back by $128,398 so that he would not be subject to the excise tax.  The amounts shown in this footnote and in the main table above reflect the full value of his severance benefits before applying the cut back.

AUDIT/FINANCE COMMITTEE REPORT

The Audit/Finance Committee is comprised of five members, each of whom has been determined by the Board to be an Independent Director under applicable rules or other requirements of the NYSE and the SEC with respect to qualification of members of an audit committee.  Each member is financially literate as required by NYSE standards, and each of Messrs. C. Anderson, Jr., Inglis and McMaster qualifies as an “audit committee financial expert” under applicable SEC standards.  The Audit/Finance Committee functions pursuant to a written charter that was adopted, and is reviewed annually, by the Board.  A copy of the charter is posted on Carpenter’s website at www.cartech.com.

The Audit/Finance Committee is charged with a number of responsibilities, including appointing the independent registered public accounting firm to be retained to audit Carpenter’s consolidated financial statements and recommending to the Board with respect to the inclusion of such financial statements in the Company’s Annual Report on Form 10-K and quarterly reports on the Company’s Form 10-Q.  The Audit/Finance Committee is also responsible for approving any non-audit services to be provided by the independent registered public accounting firm, and more generally for reviewing the adequacy of Carpenter’s financial reporting and internal controls over financial reporting, the integrity of the financial statements of the Company, and the independence and performance of Carpenter’s independent registered public accounting firm.

Management is primarily responsible for the preparation, presentation and integrity of Carpenter’s financial statements; establishing, maintaining and evaluating the effectiveness of disclosure controls and procedures; establishing, maintaining and evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting.

The independent registered public accounting firm is responsible for performing an independent audit of Carpenter’s financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, as well as expressing an opinion on the effectiveness of Carpenter’s internal control over financial reporting.

In discharging its responsibilities, the Audit/Finance Committee reviewed and discussed with management and Carpenter’s independent registered public accounting firm, PricewaterhouseCoopers LLP, Carpenter’s audited financial statements for fiscal year 2013, and the financial schedules thereto, and the report of PricewaterhouseCoopers LLP thereon.  The Committee also discussed other matters with PricewaterhouseCoopers LLP such as the quality (in addition to acceptability), clarity, consistency and completeness of Carpenter’s financial reporting, as required by U.S. Auditing Standards Section AU380, Communication with Audit Committees.

The Audit/Finance Committee met with management periodically during fiscal year 2013 to consider the adequacy of Carpenter’s internal controls, and discussed these matters and the overall scope and plans for the audit with PricewaterhouseCoopers LLP.  The Audit/Finance Committee also discussed with senior management and PricewaterhouseCoopers LLP Carpenter’s disclosure controls and procedures and the certifications by Carpenter’s CEO and CFO, pursuant to applicable requirements of the SEC under the Sarbanes-Oxley Act of 2002.  In particular, the Audit/Finance Committee was kept apprised by senior management of the progress of the evaluation of Carpenter’s system of internal control over financial reporting and provided oversight and advice to management during the process.  In connection with such oversight, the Audit/Finance Committee received periodic updates provided by senior management and PricewaterhouseCoopers LLP at several meetings during the year.  At the conclusion of the process, senior management provided the Audit/Finance Committee with, and the Audit/Finance Committee reviewed, a report on the effectiveness of Carpenter’s internal control over financial reporting.  The Audit/Finance Committee also reviewed the report of PricewaterhouseCoopers LLP on Carpenter’s internal control over financial reporting.

The Audit/Finance Committee has considered the compatibility of the provision of non-audit services with the independent registered public accounting firm’s maintenance of independence and has received from PricewaterhouseCoopers LLP written disclosures and a letter concerning the firm’s independence from Carpenter, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.  These disclosures have been reviewed by the Audit/Finance Committee and discussed with PricewaterhouseCoopers LLP.

Based on the reviews and discussions described in this report, the Audit/Finance Committee has recommended to the Board that Carpenter’s audited consolidated financial statements be included in Carpenter’s 2013 Annual Report on Form 10-K for filing with the SEC.

This report is respectfully submitted by the Audit/Finance Committee of the Board of Directors.

I. Martin Inglis, Chair	Robert R. McMaster
Carl G. Anderson, Jr.	Peter N. Stephans
Thomas O. Hicks

PROPOSAL NO. 2

APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit/Finance Committee, acting pursuant to delegated authority in its charter from the Board of Directors, has selected PricewaterhouseCoopers LLP (“PwC”), subject to approval by the stockholders at the Annual Meeting, to be appointed by the Company to serve as its independent registered public accounting firm for fiscal year 2014.  In such capacity, PwC would be engaged to audit and report upon the Company’s financial statements and the Company’s internal controls over financial reporting for the fiscal year 2014.  PwC, or one of its predecessor firms, has served as the independent registered public accounting firm of Carpenter since 1918.  The Audit/Finance Committee and the Board of Directors believe PwC is well qualified to act in this capacity.

Vote Required for Approval

The affirmative vote of a majority of the votes cast is required to approve the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

THE BOARD OF DIRECTORS AND ITS AUDIT/FINANCE COMMITTEE RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL NO. 2 TO APPROVE THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2014

A representative of PwC is expected to be present at the Annual Meeting of Stockholders.  The representative will have an opportunity to make a statement and be available to respond to appropriate questions.

Audit Fees

The aggregate fees billed by PwC for professional services rendered for the annual audit of the Company’s consolidated financial statements and internal controls over financial reporting for the fiscal year 2013, the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, audit and attestation services related to statutory or regulatory filings required by certain foreign locations, issuance of comfort letters and review of registration statements, were $1,258,550 compared to $1,208,350 for fiscal year 2012.

Audit-Related Fees

PwC billed $25,000 in audit-related fees in fiscal year 2013 compared to $15,000 in fiscal year 2012.  In fiscal year 2013, these fees principally related to accounting consultations in connection with certain proposed transactions.

Tax Fees

The aggregate fees billed by PwC for tax services were $645,000 for fiscal year 2013, compared to $515,000 in fiscal year 2012. Fees in fiscal year 2013 were primarily for domestic and international tax compliance services, and other tax projects.

All Other Fees

It is the practice of the Audit/Finance Committee to pre-approve all other services provided to Carpenter by its independent registered public accounting firm in accordance with applicable legal requirements.  For fiscal years 2013 and 2012, the Audit/Finance Committee approved all other services provided to Carpenter by PwC totaling $8,100 each year. These services are for subscriptions to certain PwC reference tools.

PROPOSAL NO.  3

ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

The recently enacted “Dodd-Frank Act” enables the stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the CD&A, the Compensation Tables and any related material.

As described in detail under the headings “Compensation Discussion and Analysis” and “Executive Compensation”, our executive compensation programs are designed to provide compensation levels benchmarked to attract, motivate and retain exceptional managerial talent for the present and future, to reward them for achieving financial and strategic company goals and to align their interests with the interests of stockholders. The Company believes that the compensation of its NEOs is reasonable, competitive and strongly focused on pay for performance principles. The Company emphasizes compensation opportunities that appropriately reward executives for delivering financial results that meet or exceed pre-established goals, and executive compensation varies depending upon the achievement of those goals. Through stock ownership requirements and equity incentives, the Company also aligns the interests of its executive officers with those of stockholders and the long-term interests of the Company. The Company believes that the policies and procedures articulated in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement are effective in achieving the Company’s goals and that the executive compensation reported in this Proxy Statement was appropriate and aligned with fiscal year 2013 results. Please read the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement for additional details about the Company’s executive compensation programs and compensation of the NEOs in fiscal year 2013.

The Human Resources Committee continually reviews the compensation programs for our NEOs to ensure that they achieve the desired goal of offering total compensation consisting of base salary competitive with an identified peer group of companies and incentive opportunities that are performance-oriented and linked to the interests of stockholders. The Company is asking the stockholders to indicate their support for our NEOs compensation as described in this Proxy Statement. This proposal, commonly known as a “Say-On-Pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, the Company will ask the stockholders to   vote “FOR” the following resolution at the Annual Meeting of Stockholders:

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF THE NEOS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC, INCLUDING THE CD&A, THE COMPENSATION TABLES AND ANY RELATED MATERIAL DISCLOSED IN THIS PROXY STATEMENT.

The Say-On-Pay vote is advisory, and therefore not binding on the Company, the Human Resources Committee or the Board of Directors. The Board of Directors and the Human Resources Committee value the opinions of the stockholders and to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, the Company will consider the stockholders’ concerns and the Human Resources Committee will evaluate whether any actions are necessary to address those concerns.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding”, potentially means extra convenience for stockholders and cost savings for companies.

Some banks, brokers and other nominee record holders may follow the practice of sending only one copy of Carpenter’s Proxy Statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.  Carpenter will promptly deliver a separate copy of the document to you if you request one by writing or calling as follows: Corporate Secretary at Carpenter Technology Corporation, P.O. Box 14662, Reading, PA 19612-4662, telephone 610-208-2601.  If you want to receive separate copies of the Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address and phone number.

OTHER MATTERS

The Board of Directors is not aware of any matters to be presented at the Annual Meeting other than those set forth in this Proxy Statement.  If any other business is properly brought before the Annual Meeting of Stockholders or any postponement or adjournment thereof, it is the intention of the proxy holders to vote on the proxy on such business in accordance with their judgment.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the Company files with the SEC at the SEC public reference room at the following location: Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

UPON REQUEST OF ANY STOCKHOLDER, A COPY OF CARPENTER’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 2013, INCLUDING A LIST OF THE EXHIBITS THERETO, MAY BE OBTAINED, WITHOUT CHARGE, BY WRITING TO CARPENTER’S CORPORATE SECRETARY AT CARPENTER TECHNOLOGY CORPORATION, P.O. BOX 14662, READING, PA  19612-4662.

By order of the Board of Directors,

William A. Wulfsohn
President and Chief Executive Officer

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. CARPENTER TECHNOLOGY CORPORATION P.O. BOX 14662 101 WEST BERN STREET READING, PA 19612-4662 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. All All The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 0 0 0 01 I. Martin Inglis 02 Peter N. Stephans 03 Kathryn C. Turner 04 Stephen M. Ward, Jr. The Board of Directors recommends you vote FOR proposals 2. and 3.: 2. Approval of PricewaterhouseCoopers LLP as the independent registered public accounting firm. For 0 0 Against 0 0 Abstain 0 0 3. Advisory approval of the company's Executive Compensation. NOTE: This proxy, when properly executed, will be voted in the manner directed hereon. If no direction is made, this proxy will be voted FOR election of the nominees for directors in Proposal 1 and FOR Proposals 2 and 3. 0 For address change/comments, mark here. (see reverse for instructions) Please indicate if you plan to attend this meeting Yes 0 No 0 Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000184848_1 R1.0.0.51160

Admission Ticket Annual Meeting of Stockholders of Carpenter Technology Corporation Tuesday, October 15, 2013 - 11:00 AM If you plan to attend the 2013 Annual Meeting of Stockholders, please mark the appropriate box on the proxy card on the reverse side. Please present this admission ticket to the Carpenter Technology Corporation representative. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The NPS/10K is/are available at www.proxyvote.com . CARPENTER TECHNOLOGY CORPORATION Annual Meeting of Stockholders October 15, 2013 - 11:00 AM This proxy is solicited by the Board of Directors The undersigned stockholder of Carpenter Technology Corporation appoints James D. Dee and Tony R. Thene, or either of them, proxies with full power of substitution, to vote all shares of stock which the stockholder would be entitled to vote if present at the Annual Meeting of Stockholders of CARPENTER TECHNOLOGY CORPORATION and at any adjournment thereof. The meeting will be held at the Four Seasons Hotel, One Logan Square, Philadelphia, Pennsylvania, on Tuesday, October 15, 2013, at 11:00 a.m. local time. Said proxies are hereby granted all powers the stockholder would possess if present. The stockholder hereby revokes any proxies previously given with respect to such meeting. THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE, BUT IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR ALL OF THE NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2 and 3, AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON OTHER MATTERS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side 0000184848_2 R1.0.0.51160